Exhibit 10.3
Execution Version
Asset Exchange Agreement
Among
CNX Gas Company LLC
and
American Land Holdings of Indiana, LLC; Arclar Company, LLC; Black Beauty Coal Company, LLC;
Central States Coal Reserves of Illinois, LLC; Central States Coal Reserves of Indiana, LLC;
Central States Coal Reserves of Kentucky, LLC; Coal Reserve Holding Limited Liability Company #2;
Cyprus Creek Land Resources, LLC; Eastern Associated Coal, LLC; HCR Holdings, LLC; Independence
Material Handling, LLC; Martinka Coal Company, LLC; Midwest Coal Reserves of Illinois, LLC; Midwest
Coal Reserves of Indiana, LLC; Peabody Coal Company, LLC; Peabody Development Company, LLC;
and Randolph Land Holding Company, LLC.
Dated as of April 1, 2007

TABLE OF CONTENTS

Recitals	1

Agreements	1

ARTICLE I. Definitions	2
1.1 Defined Terms	2
1.2 Other Definitions	9
1.3 Rules of Construction	11

ARTICLE II. Exchange	12
2.1 Exchange of Peabody Assets and CNX Assets	12
2.2 CNX Assumed Liabilities; Peabody Retained Liabilities	17
2.3 Peabody Assumed Liabilities; CNX Retained Liabilities	17

ARTICLE III. Adjustments; Actions Prior to Closing	18
3.1 Closing Adjustments	18
3.2 Closing Adjustment Calculation	19
3.3 Allocated Values; Post-Closing Allocations	20
3.4 Updated Schedules and Exhibits	21
3.5 Taxpayer Identification Numbers	21
3.6 Consents	21
3.7 Asset Due Diligence	21
3.8 Adjustments for Environmental Defects	23
3.9 Adjustments for Title Defects	24
3.10 Peabody’s Response to Title Defect Notice	25
3.11 CNX’s Response to Title Defect Notice	26
3.12 Liens	26

ARTICLE IV. Surface Use and Other Activities	26
4.1 Surface Use Agreements	26
4.2 Cooperative Development	28

ARTICLE V. Closing and Actions Prior to Closing	28
5.1 Closing	28
5.2 Peabody’s Closing Deliveries	29
5.3 CNX Closing Deliveries	29
5.4 Transfer Documents	29

ARTICLE VI. Transfer Period Covenants	30
6.1 Transfer Period	30
6.2 Further Assurances	30
6.3 Obtaining Consents and Delivery of Notices	31
6.4 Governmental Filings	31
6.5 Recording Fees, Transfer Taxes and Similar Costs	32

i

ARTICLE VII. CNX’s Representations and Warranties	32
7.1 Organization and Standing	32
7.2 Power	32
7.3 Authorization and Enforceability	32
7.4 Liability for Brokers’ Fees	32
7.5 Alien Status	32
7.6 Litigation	32
7.7 Orders	33
7.8 Rentals and Royalties	33
7.9 No Conflicts	33
7.10 Compliance with Laws	33
7.11 Environmental Conditions	34
7.12 Taxes	34
7.13 Regulatory Approvals	35
7.14 Limited Title Warranty as to CNX Assets	35
7.15 Material Contracts	35
7.16 Employees	35
7.17 CNX Due Diligence	36
7.18 No Material Adverse Change	36
7.19 Undisclosed Material Liabilities	36
7.20 Insurance	37
7.21 Intellectual Property	37
7.22 Disclosure	37
7.23 Effectiveness of Representations and Warranties	37

ARTICLE VIII. Peabody’s Representations and Warranties	37
8.1 Organization and Standing	37
8.2 Power	37
8.3 Authorization and Enforceability	38
8.4 Liability for Brokers’ Fees	38
8.5 Alien Status	38
8.6 Litigation	38
8.7 Orders	38
8.8 Rentals and Royalties	38
8.9 No Conflicts	38
8.10 Compliance with Laws	39
8.11 Environmental Conditions	39
8.12 Taxes	40
8.13 Regulatory Approvals	40
8.14 Limited Title Warranty as to Peabody Assets	40
8.15 Material Contracts	40
8.16 Employees	41
8.17 Peabody Due Diligence	41
8.18 No Material Adverse Change	41
8.19 Undisclosed Material Liabilities	42
8.20 Insurance	42

8.21 Intellectual Property	42
8.22 Conveyance by Peabody Transferors	42
8.23 Disclosure	42
8.24 Effectiveness of Representations and Warranties	42

ARTICLE IX. Other Covenants	42
9.1 Certain Affirmative Covenants of Transferor	42
9.2 Certain Negative Covenants of Transferor	43
9.3 Confidentiality and Publicity	44
9.4 Disclaimers	45
9.5 Pittsburgh Seam Coal Interests Permit Revisions	46
9.6 Indiana Dormant Minerals Act Filings	45

ARTICLE X. Conditions Precedent	47
10.1 Conditions to CNX’s Obligations	47
10.2 Conditions to Peabody’s Obligations	48

ARTICLE XI. Termination, Effect of Termination and Specific Performance	49
11.1 Termination	49
11.2 Effect of Termination	49
11.3 Specific Performance	49

ARTICLE XII. Indemnification	50
12.1 Indemnification by Peabody	50
12.2 Indemnification by CNX	51
12.3 Procedure for Certain Indemnified Claims	51
12.4 Determination of Indemnification Amounts and Related Matters	52
12.5 Time and Manner of Certain Claims	53
12.6 Peabody Guaranty.	53
12.7 Other Indemnification	53
12.8 Exclusivity	54

ARTICLE XIII. Miscellaneous Provisions	54
13.1 Data and Information Review	54
13.2 Expenses	55
13.3 Brokers	55
13.4 Waivers	55
13.5 Notices	55
13.6 Entire Agreement; Prior Representations; Amendments; No Merger	56
13.7 Jurisdiction	57
13.8 WAIVER OF JURY TRIAL	57
13.9 Binding Effect; Benefits	57
13.10 Headings, Exhibits and Schedules	57
13.11 Counterparts	57
13.12 GOVERNING LAW	57
13.13 Severability	58

13.14 Third Persons; Joint Ventures	58
13.15 Construction	58
13.16 Attorneys’ Fees	58
13.17 Risk of Loss	58
13.18 Tax Consequences	59
13.19 Commercially Reasonable Efforts	59
13.20 Time	59
13.21 Reserved Rights	59
13.22 Rule Against Perpetuities	59

List of Exhibits and Schedules	63

Asset Exchange Agreement
     THIS ASSET EXCHANGE AGREEMENT (“Agreement”) is made and entered into on June 20, 2007, but effective as of April 1, 2007, among American Land Holdings of Indiana, LLC, Arclar Company, LLC, Black Beauty Coal Company, LLC, Central States Coal Reserves of Illinois, LLC, Central States Coal Reserves of Indiana, LLC, Coal Reserve Holding Limited Liability Company #2, Cyprus Creek Land Resources, LLC, HCR Holdings, LLC, Independence Material Handling, LLC, Martinka Coal Company, LLC, Midwest Coal Reserves of Illinois, LLC, Midwest Coal Reserves of Indiana, LLC, Peabody Coal Company, LLC, Peabody Development Company, LLC, Randolph Land Holding Company, LLC, each a Delaware limited liability company (collectively, the “Peabody Oil and Gas Subs”), Central States Coal Reserves of Kentucky, LLC and Eastern Associated Coal, LLC, each a Delaware limited liability company (together, the “Peabody Coal Subs”, and together with the Peabody Oil and Gas Subs, “Peabody”), each with their principal place of business located at 701 Market Street, St. Louis, Missouri 63101, and CNX Gas Company LLC, a Virginia limited liability company (“CNX”), with its principal place of business located at 5 Penn Center West, Suite 401, Pittsburgh, Pennsylvania 15276.
Recitals
     A. Peabody owns, leases, controls, or claims certain rights, title, estates, and interests in various Oil and Gas assets as more fully described in Section 2.1(d) hereof (the “Peabody Assets”).
     B. Each Peabody Oil and Gas Sub and each Peabody Coal Sub is a wholly-owned subsidiary of Peabody Investments Corp.
     C. CNX owns, leases, or otherwise controls certain rights, estates, and interests in various coal and Oil and Gas assets as more fully described in Section 2.1(c) hereof (the “CNX Assets”).
     D. This Agreement sets forth the terms and conditions on which Peabody shall convey or cause to be conveyed to CNX all of the Peabody Assets, and CNX shall convey or cause to be conveyed to the Peabody Coal Subs all of the CNX Assets, in such a manner as to effect a like-kind exchange of such assets under Section 1031 of the Code.
Agreements
     In consideration of the mutual covenants and promises set forth in this Agreement, Peabody and CNX agree as follows:

ARTICLE I.
Definitions
     1.1 Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms with initial capital letters, when used in this Agreement, shall have the meanings set forth below:
     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.
     “Applicable Program” means a domestic, international or foreign renewable or alternative energy, emissions reduction or emissions quantification, certification or reporting program, scheme, organization or Legal Requirement, adopted by a Governmental Authority or otherwise, or other similar program, public or private, with respect to which exists a market of any size, a registry or a reporting system for or with respect to ERCs or attributes of ERCs. Without limiting the generality of the foregoing, Applicable Program includes any legislation introduced into the U.S. Congress between 2000 and the date of this Agreement, whether or not enacted, as well as any current, or future legislation or regulation concerned with renewable energy, alternative energy, carbon or carbon-equivalents, greenhouse gases, or any actions that would result in or be recognized as “early action” under such programs, or any Legal Requirement involving or administered by any Governmental Authority, GIS or any other entity, public or private, that may or does certify the generation of an ERC under any present or future domestic, international, or foreign ERC or other emissions trading program.
     “Assets” means the Peabody Assets or the CNX Assets, as the context requires.
     “Assumed Liabilities” means the Peabody Assumed Liabilities or the CNX Assumed Liabilities, as the context requires.
     “Bonds” means the surety, performance, reclamation, and other bonds issued in favor of, on behalf of, or in the name of either of the Parties in connection with the Assets or the Permits.
     “Burdens on Production” means annual and other rentals, advance royalties, bonus, option and similar payment obligations, royalties, overriding royalties, net profit or carried interests, and other payment obligations, encumbrances, charges, and expenses that burden the Oil and Gas Interests, other than any of the foregoing in favor of Peabody or any Affiliate of Peabody.
     “Business Day” means any day other than a Saturday or Sunday or a day on which banks in St. Louis, Missouri, are authorized or required to be closed.

     “CBM” means all occluded coal bed methane gas and all associated natural gas and other hydrocarbons of whatever quality or quantity normally within, produced, or emitted from a coal seam or any related, associated superincumbent or adjacent rock material or strata.
     “Closing Date” means the date on which the Closing occurs.
     “Closing Deliveries” means the documents and instruments described in Sections 5.2 and 5.3.
     “Closing Time” means 11:59 P.M. Central Daylight Time on the Closing Date.
     “CMM” means coal mine methane and gob gas from inactive or sealed areas which is liberated and accumulates within a fractured collapsed zone, mine void, or mine workings resulting from all forms of mining.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “CONSOL Parties” means CONSOL Energy Inc. and any of its Affiliates who are predecessors in title to CNX with respect to the CNX Assets.
     “Contract” means any written agreement, contract, mortgage, deed of trust, bond, indenture, lease, license, note, joint operating agreement, division order, crude oil or gas sales or purchase contract, gathering, transportation or marketing agreement, easement, right-of-way, surface use or access agreement, service or supply agreement, certificate, option, warrant, right or other instrument, document, obligation or agreement, and any ratifications or amendments to any of the foregoing, which relates to the Assets or Transferor’s right to conduct Oil and Gas or coal operations on or with respect to any Asset; provided that “Contract” shall not include any such agreements, contracts or other rights to the extent they relate to any Reserved Rights.
     “Effective Time” means 12:00 A.M. Central Standard Time on Sunday, April 1, 2007.
     “Environmental Defect” means an adverse environmental condition on or of the Assets as to which both of the following are true: (a) the environmental condition is required to be remediated under Environmental Laws in effect at the Closing Date; and (b) the total cost to remediate such environmental condition to levels required by Environmental Laws in effect at the Closing Date, when combined with the total cost to remediate all other environmental conditions of which Transferee has timely given Transferor notice in accordance with the terms hereof to levels required by Environmental Laws in effect at the Closing Date, is reasonably estimated to exceed $1,000,000 (net to Transferor’s interest); provided, however, that “Environmental Defect” shall not include any adverse environmental condition in, on, about, affecting or resulting from any area designated unsuitable for mining, restriction on subsidence, restriction on reclamation, water discharge limitations based on water uses or stream receiving quality, abandoned and adjacent underground mine workings, restrictions on land use, surface reclamation requirements, or other design or performance standard relating to the design or operation of coal mines and related facilities.

     “Environmental Law” means any Legal Requirement whether now or hereafter in effect concerning human health, safety, welfare or the environment, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, air (including both ambient and within buildings and other structures), surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, presence, disposal, transport or handling of Hazardous Substances, including but not limited to the following statutes: the Clean Air Act, 42 U.S.C.A. §§ 7401 et seq.; the Clean Water Act, 33 U.S.C.A. §§ 1251 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. (“RCRA”); the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Chapter 116; the Safe Drinking Water Act, 42 U.S.C. §§ 300h et seq.; the Toxic Substances Control Act, 15 U.S.C.A. §§ 2601-2692 (“TSCA”); the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq.; and any similar state or local law relating to any of the foregoing; and any state law regulating oil and gas exploration and production.
     “ERCs” mean any and all aspects, claims, characteristics or benefits related to the production, use, capture, flaring, burning, fueling, storage or sequestration of CBM and CMM produced from the lands containing the Oil and Gas Interests that are capable of being measured, verified or calculated, and which can produce credits, benefits, offsets, reductions, or allowances, howsoever entitled, or are otherwise capable of being recognized under an Applicable Program. Without limiting the generality of the foregoing, ERCs include those environmental or greenhouse gas emission reduction credits or allowances based on the production, sale, use or flaring of CBM or CMM produced from the lands containing the Oil and Gas Interests in lieu of venting such CBM or CMM to the atmosphere or otherwise disposing of or using such gases, resulting in the voluntary reduction in emissions to levels of control recognized by an Applicable Program. ERCs also include any action relating to CBM or CMM produced from the lands containing the Oil and Gas Interests that would be recognized as beneficial or of value in the event that any Governmental Authority imposes any tax, levy surcharge or other imposition on emissions of air pollutants, including greenhouse gases, or on products or services that are related to such emissions, including, without limitation, any “carbon tax.”
     “GAAP” means generally accepted accounting principles in the United States, consistently applied, including the statements and interpretations of the U.S. Financial Accounting Standards Board, consistently applied.
     “GIS” means a generation information system, generation attribute tracking system or other system that records generation from renewable or alternative energy or energy with other beneficial attributes in any particular geographic region, such as WREGIS, NEPOOL, GIS, ERCOT, PJM, M-RETS, or, if applicable, an Independent System Operator or a Regional Transmission Organization.
     “Governmental Authority” means: (a) the United States of America; (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities, provinces, parishes and the like); (c) any Native American or Tribal entity; and (d) any court, quasi-governmental authority, tribunal, department, commission, board, bureau, agency, authority or instrumentality of any of the foregoing.
     “Hazardous Substances” means: (a) any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive or otherwise hazardous substance, waste or material; (b) any “hazardous waste” as defined by RCRA; (c) any “hazardous substance” as defined by CERCLA; (d) any substance regulated by the TSCA; (e) asbestos or asbestos-containing material of any kind or character; (f) polychlorinated biphenyls; (g) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (h) any substance the presence, use, treatment, storage or disposal of which is prohibited by or regulated under any Legal Requirement; and (i) any other substance which by any Legal Requirement requires special handling, reporting or notification of or to any Governmental Authority in its collection, storage, use, treatment, presence or disposal.
     “Judgment” means any judgment, judicial decision, writ, order, injunction, award or decree of or by any Governmental Authority.
     “Knowledge” means, when applied to Peabody, the actual knowledge of each of the persons as specified in Schedule 1.1a, and when applied to CNX, the actual knowledge of the persons as specified in Schedule 1.1b; provided that no person specified in either Schedule 1.1a or 1.1b shall have any personal liability or obligation hereunder.
     “Legal Requirement” means applicable common law and any statute, ordinance, code, law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by, or any agreement entered into by, any Governmental Authority, including any Judgment.
     “Lien” means, with respect to any Asset, any security agreement, financing statement filed with any Governmental Authority, conditional sale agreement, capital lease or other title retention agreement relating to such Asset, any lease, consignment or bailment given for purposes of security, any right of first refusal, equitable interest, lien, mortgage, indenture, pledge, option, charge, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which otherwise constitutes an interest in or claim against Transferor’s title to such Asset, whether arising pursuant to any Legal Requirement, any Contract or otherwise.
     “Litigation” means any action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.
     “Losses” means any claims, losses, liabilities, damages, Liens, penalties, costs and expenses, including interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts and the reasonable cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought, but shall in no event include special, incidental or consequential damages or lost profits.
     “Material Contracts” means all Contracts designated by CNX and Peabody as material on Schedules 1.1c and 1.1d, respectively.
     “Net Mineral Acre” means, with respect to Peabody Oil and Gas Interests, the product obtained by multiplying (a) each surface acre of land listed on Exhibit “C” and depicted or described in Exhibits “C-1” through “C-64”, by (b) Peabody’s percentage fee Oil and Gas Interest (with CBM or CMM accounted for separately in such lands to the extent located in the states of Illinois, Indiana, Kentucky or West Virginia), or percentage interest in CBM or CMM, as the case may be, in such lands, or in the case of Oil and Gas or CBM or CMM leasehold interests, by (c) Peabody’s percentage working interest in the coal or Oil and Gas mineral estate, as the case may be, in such lands. For purposes of this Agreement, the Parties agree that in Illinois, Indiana and West Virginia CBM and CMM shall deemed to be owned by the owner of the coal estate and that in Kentucky CBM and CMM shall be deemed to be owned by the owner of the “other minerals” estate. In such states, as to each surface acre under which Peabody owns all minerals rights in fee, or Oil and Gas rights acquired separately from the Oil and Gas estate, or CBM or CMM rights acquired through the coal or other minerals estate, Peabody shall be credited with a separate Net Mineral Acre (based on Peabody’s actual percentage ownership in the applicable mineral estate and reduced in accordance with the formula set forth above) for each of the Oil and Gas Interests and CBM or CMM Interests which shall be aggregated in calculating the Net Mineral Acre Threshold and the Mineral Acre Compensation Threshold in Section 3.10.
     “Oil and Gas” means oil and gas, CBM, CMM, and other liquid or gaseous hydrocarbons, including condensate and other substances produced therewith.
     “Order” means any award, decision, injunction, Judgment, order, decree, ruling, subpoena, or verdict entered, issued, made or rendered by any arbitrator, court or other Governmental Authority.
     “Party” and “Parties” means either CNX or Peabody, or both collectively.
     “Permit” means any approval, license, consent, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.
     “Permitted Lien” means with respect to any Asset, or the Assets, as the context requires: (a) any Lien securing Taxes, assessments and governmental charges not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established); (b) any customary zoning law or ordinance or any similar Legal Requirement; (c) any customary right reserved to any Governmental Authority to regulate the affected Asset or Assets; (d) any Lien (other than Liens securing indebtedness or arising out of the obligation to pay money) which does not and shall not individually or in the aggregate with one or more other

Liens materially interfere with the right or ability to own, use, enjoy, produce, mine, or operate the Assets, or to convey good title to the same, or materially detract from their value; (e) any inchoate materialmen’s, mechanic’s, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business relating to the Assets; (f) the reservations, reverters and other rights granted or reserved herein or in the Transfer Documents; (g) any Partial Assignment Leases; (h) any joint operating agreement, crude oil or gas sales or purchase agreement, division order, or other Contract disclosed on Schedule 1.1(c) or 1.1(d), as applicable, hereto; (i) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, existing deed or water rights restrictions, historic preservation restrictions and ordinances, building restrictions and ordinances, zoning, planning and land use restrictions, and other rights and interests for the purpose of surface operations, roads, railways, pipelines, transmission and transportation lines and other like uses, or for the common use of real estate, rights-of-way, facilities and equipment; (j) any Third-Party Consents which are obtained and in force and effect on the Closing Date; (k) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale and conveyance of an Asset if the same are customarily sought subsequent to such sale and conveyance; (l) rights of reassignment upon the surrender or expiration of any lease; (m) such Environmental Defects and Title Defects as Transferee has waived pursuant to Sections 3.8(a), 3.9(a)(ii) or 3.9(b)(ii), as applicable; (n) any Liens that Transferor shows by affirmative evidence are to be released at Closing; (o) defects in the early chain of title consisting of the mere failure to recite marital status in a document or omissions of successors of heirship proceedings, unless Transferee provides affirmative evidence that such failure or omission has resulted in another Person’s actual and superior claim of title to the relevant Asset; (p) defects that have been cured by possession under applicable statutes of limitation for adverse possession or for prescription; (q) defects based solely on lack of information in Transferor’s files; and (r) all Burdens on Production of which Transferee or any successor or assign has actual notice (as set forth on Schedule 1.1(i)) or record notice; provided that “Permitted Liens” shall not include any Lien securing any debt, encumbrance or monetary claim, or any pledge, deed of trust, mortgage, security interest or similar lien, caused, created or allowed, with respect to the Peabody Assets, by Peabody or its Affiliates or, with respect to the CNX Assets, by CNX or its Affiliates, which could prevent or interfere with the conduct of the business of the Transferee. Classification of any Lien as a “Permitted Lien” shall not affect any liability which CNX or Peabody may otherwise have under this Agreement, including any indemnity obligation under this Agreement.
     “Person” means any human being, Governmental Authority, corporation, limited liability company, general or limited partnership, joint venture, trust, association or unincorporated entity of any kind.
     “Prime Rate” means the prime rate of interest, as announced from time to time, of The Bank of New York in New York City.
     “Reserved Rights” means the rights reserved by Peabody under the Peabody Deed described in Section 5.4(b).
     “Taxes” means all levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise,

severance, production, net or gross proceeds, withholding, payroll, employment, F.I.C.A., excise or property taxes, levies, production, and any other payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.
     “Third Party Consents” means certain rights of consent to transfer, termination, amendment, acceleration, suspension, revocation, or cancellation held by third Persons which are or may be exercisable by such Persons by reason of the execution and delivery of this Agreement or the consummation of the exchange contemplated hereby, and specified in Schedules 1.1e and 1.1f; provided, however, that the term “Third Party Consents” shall not include Transfer Approvals.
     “Title Defect” means with respect to any Asset: (a) any material noncompliance with Legal Requirements of any Governmental Authority relating to ownership of property that results in substantial risk of loss of Transferor’s title to such Asset or value thereof; (b) the existence of any suit, action, or other proceeding before any court or Governmental Authority that would result in substantial loss or impairment of the Transferor’s title to any Asset or a material portion of the value thereof; (c) the holder’s exercise of any preferential right to purchase affecting such Asset; (d) any material encumbrance, encroachment, irregularity, defect in, or objection to Transferor’s title to any of the Assets (other than Permitted Liens), which, alone or in combination with other defects, renders Transferor’s title to such Asset less than good, or which would unreasonably interfere with Transferee’s enjoyment of such Asset; and (e) any defect in title resulting from Peabody’s failure to comply with the Indiana Dormant Mineral Interest Act where (i) title has lapsed or will lapse prior to the end of the Transfer Period or (ii) the title attorneys for CNX are reasonably unwilling to certify title in Peabody as a result of non-compliance with the Indiana Dormant Mineral Interest Act. Title Defect does not, however, include any Permitted Lien, any pending Litigation or legislation seeking to resolve the status of CBM or CMM ownership, any prescriptive rights, any Lien, right, remedy or claim arising under any title curative statute pertaining to mineral interests, any defect, noncompliance, or other limitation on Transferor’s title, right, and interest in or to ERCs or ERC Rights, or Transferor’s ability to deliver ERC Rights to Transferee which arises as a result of legislation by any Governmental Authority. For purposes of this definition, “ERC Rights” shall mean Peabody ERC Rights or CNX ERC Rights, as the case may be.
     “Transfer Approvals” means the approvals and consents of a Governmental Authority specified on Schedules 1.1g and 1.1h.
     “Transfer Documents” means the instruments and documents described in Section 5.4 which are to be executed and delivered by or on behalf of CNX or Peabody, as the case may be, or any Affiliate of either of them in connection with the exchange contemplated in this Agreement.
     “Transferee” means CNX, a Peabody Coal Sub or a Peabody Oil and Gas Sub, as applicable, insofar as the term refers to the Party that shall acquire Assets from the other Party.

     “Transferor” means CNX, a Peabody Coal Sub or a Peabody Oil and Gas Sub, as applicable, insofar as the term refers to the Party that shall transfer Assets to the other Party.
     “Workable Coal Bed” means any seam of coal which is either (i) twenty six inches (26”) or more in thickness, or (ii) reasonably likely to be commercially mined or extracted within ten (10) years of the proposed commencement date of the Oil and Gas operations affecting such seam (such determination being made by a nationally recognized mining engineering firm selected by the Parties) based upon reasonable assumptions and trade custom in effect as of the start date of the such proposed Oil and Gas operations.
     1.2 Other Definitions. The following terms are defined in the Sections indicated:

TERM	SECTION
1031 Exchange	2.1(a)(i)
Adjustment Period	3.1(a)
Affected Tons	3.11(b)(i)
Agreement	Preamble
Allocated Values	3.3(a)
CNX	Preamble
CNX Assets	2.1(c)
CNX Assumed Liabilities	2.2(a)
CNX Books and Records	2.1(c)(v)
CNX Cap	12.4(b)
CNX Deed	5.4(a)
CNX Environmental Defects Amount	3.8(b)(ii)
CNX ERC Actions	2.1(d)(iv)(B)
CNX ERC Rights	2.1(c)(v)(B)
CNX Excluded Assets	2.1(e)(i)
CNX Retained Liabilities	2.3(b)
CNX Reviewable Data	13.1(b)
CNX Surface Use Agreement	4.1(d)
Closing	5.1

TERM	SECTION
Confidential Information	9.3(a)
Environmental Defects Deadline	3.8(a)
Estimated Net Closing Adjustment	3.1
Excess Title Defects Amount	3.10(c)
Final Adjustment Amount	3.2(b)(i)
Final Adjustment Certificate	3.2(b)(i)
Final Net Closing Adjustment	3.2(b)(ii)
Final Title Defect Notice Deadline	3.9(b)(i)
Gross Sales Proceeds	5.4(a)
Indemnified Losses	3.7(e)
Indemnitee	12.3
Indemnitor	12.3
Initial Adjustment Certificate	3.2(a)
Initial Title Defect Notice Deadline	3.9(a)(i)
Kentucky Coal Interests	2.1(c)(ii)
Litigation Matter	12.3
Material CNX Contracts	2.1(c)(iv)
Material Peabody Contracts	2.1(d)(ii)
Mineral Acre Compensation Threshold	3.10(b)
Minimum Damage Requirement	12.4(a)
Net Mineral Acre Threshold	3.10(a)
Partial Assignment Leases	2.1(d)(iii)
Peabody	Preamble
Peabody Assets	2.1(d)
Peabody Assumed Liabilities	2.3(a)
Peabody Books and Records	2.1(d)(vi)
Peabody Cap	12.4(a)

TERM	SECTION
Peabody Coal Subs	Preamble
Peabody Deed	5.4(b)
Peabody Environmental Defects Amount	3.8(b)(ii)
Peabody ERC Rights	2.4(d)(iv)(B)
Peabody Excluded Assets	2.1(e)(ii)
Peabody Guaranty	12.6
Peabody Oil and Gas Interests	2.1(d)(i)
Peabody Oil and Gas Subs	Preamble
Peabody Predecessors	8.6
Peabody Retained Liabilities	2.2(b)
Peabody Reviewable Data	13.1(a)
Peabody Surface Use Agreement (SUA)	4.1(a)
Permit Revisions	9.5
Pittsburgh Seam CBM and CMM Interests	2.1(c)(iii)
Pittsburgh Seam Coal Interests	2.1(c)(i)
Post-Closing Consent	6.3(a)
Replacement Interests	3.8(b)(iii)
Right of First Refusal	5.2(d)
Taking	13.17(b)
Title Defect Notice	3.9(a)(i)
Total Affected Tons	3.9(a)(i)
Transferee Group	3.7(e)
Transferor Group	3.7(e)
Transfer Period	6.1
UMWA Contract	10.1(i)
     1.3 Rules of Construction. Unless otherwise expressly provided in this Agreement, (a) accounting terms used in this Agreement shall have the meaning ascribed to them under

GAAP; (b) words used in this Agreement, regardless of the gender used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires; (c) the word “including” is not limiting, and the word “or” is not exclusive; (d) the capitalized term “Section” refers to sections of this Agreement; (e) references to a particular Section include all subsections thereof; (f) references to a particular statute or regulation include all amendments thereto, rules and regulations thereunder and any successor statute, rule or regulation, or published clarifications or interpretations with respect thereto, in each case as from time to time in effect; (g) references to a Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (h) references to a “day” or number of “days” (without the explicit qualification “Business”) shall be interpreted as a reference to a calendar day or number of calendar days; and (i) references to “directors” shall be deemed to include the managers, including managing members, of any limited liability company and references to “shareholders” shall be deemed to include the members of any limited liability company.
ARTICLE II.
Exchange
     2.1 Exchange of Peabody Assets and CNX Assets.
          (a) Exchange Covenant. Subject to the terms, conditions, exceptions and reservations set forth in this Agreement, at Closing but effective as of the Effective Time:
               (i) CNX and Peabody agree to exchange simultaneously all rights, title, estates, and interests of CNX in, to, and under the CNX Assets for all rights, title, estates, and interests of Peabody in, to and under the Peabody Assets, in each case free and clear of all Liens (except Permitted Liens); provided that this Agreement shall not constitute an agreement to assign or transfer any Asset or any claim or right or any benefit arising thereunder or resulting therefrom without the consent of a third Person thereto if such assignment or transfer without such consent would constitute a breach or other contravention of such Asset or in any way adversely affect the rights of the Transferee thereunder. CNX and Peabody each acknowledge that the Parties desire and intend to effect their respective transfers and acquisitions of the CNX Assets or the Peabody Assets, as the case may be, pursuant to this Agreement as one or more exchanges of like-kind properties under Section 1031 of the Code (a “1031 Exchange”); and
               (ii) CNX or Peabody, as appropriate, shall pay to the other in cash the Estimated Net Closing Adjustment pursuant to Section 3.1 hereof, as such may be adjusted under Section 3.2 hereof.
          (b) Transfer of Beneficial Title. Subject to the terms, conditions, exceptions and reservations of this Agreement, at Closing beneficial title to, and all other rights and obligations relating to, the CNX Assets shall be transferred to the Peabody Coal Subs, and beneficial title to, and all other rights and obligations relating to, the Peabody Assets shall be transferred to CNX. The transfer of beneficial title shall be effective as of the Effective Time, notwithstanding that transfer of record title to the Assets under the Transfer Documents may not be complete until the end of the Transfer Period.

          (c) CNX Assets. “CNX Assets” means all rights, title, estates, and interests in and to the following described assets and properties, excepting and excluding the CNX Excluded Assets described in Section 2.1(e)(i):
               (i) Pittsburgh Seam Coal Interests. All of CNX’s rights, title, estates, and interests in and to Pittsburgh seam coal rights and reserves located in, on, and under that certain real property adjacent to Peabody’s Federal #2 Mine, located in Monongalia County, West Virginia and Greene County, Pennsylvania, and more fully described as the green shaded parcels (denoted in the legend as “Consol’s Reserve Area”) and the green cross-hatched parcels (denoted on the legend as “Consol’s Partial Interest Reserve Area”) on the attached Exhibit “A”, together with all subsidence rights and associated mining rights relating to such property (collectively, the “Pittsburgh Seam Coal Interests”);
               (ii) Kentucky Coal Interests. All of CNX’s rights, title, estates, and interests in and to coal rights and reserves located in, on, and under that certain real property in Muhlenberg, McLean, and Ohio Counties, Kentucky, and more fully described as the green shaded parcels (denoted on the legend as “Consol Property Owned”) on the attached Exhibit “B”, together with all subsidence rights and associated mining rights relating to such property (collectively, the “Kentucky Coal Interests”);
               (iii) Pittsburgh Seam CBM and CMM Interests. All of CNX’s rights, title, estates, and interests in and to CBM and CMM in the Pittsburgh Coal Seam Interests, including all rights to recover, sell and/or vent CBM or CMM produced from the Pittsburgh Coal Seam Interests (collectively, the “Pittsburgh Seam CBM and CMM Interests”);
               (iv) Contracts. All of CNX’s rights, title, and interests in, to, under or derived from all Contracts and Permits that relate to any of the CNX Assets described in Sections 2.1(c)(i), (ii) and (iii) above, or to the production and sale of coal, CBM, or CMM attributable to such CNX Assets, including, without limitation, those Contracts described on Schedule 1.1c (the “Material CNX Contracts”), but excluding any mining Permits or approvals relating to the Pittsburgh Seam Coal Interests or Kentucky Coal Interests;
               (v) ERC Rights and Other Credits.
                    (A) All rights CNX may now have or later acquire to claim any ERCs associated with Peabody’s production of CBM and CMM from the lands containing the Pittsburgh Seam CBM and CMM Interests and the sale or use of such CBM and CMM in lieu of venting such CBM or CMM to the atmosphere or otherwise disposing of or using such gases; and
                    (B) all rights that CNX may now have or later acquire to claim any other credits or allowances (including any tax credits or allowances) relating to production of CBM and CMM by Peabody in advance of coal mining operations by any Peabody Oil and Gas or Coal Sub, or its successors and assigns, on the real property containing the Pittsburgh Seam CBM and CMM Interests ((A) and (B) collectively, the “CNX ERC Rights”);

               (vi) Books and Records. Copies of all accounting, land and Contracts files and records, and all drilling, engineering, geologic and technical records, files, maps, data, analyses, drawings, blueprints, financial assurances, bonds, and insurance policies (only to the extent an outstanding claim has been filed under any such policy with respect to any of the CNX Assets), schematics, reports, lists, and plans and processes, concerning or relating to the CNX Assets (the “CNX Books and Records”), which are in the physical possession of CNX, or with respect to which CNX has the right of access and the ability to obtain copies, as of April 1, 2007 or as of the Closing Date, and excepting such books, files, records and other materials and data that are subject to confidentiality obligations or other similar restrictions under agreements with third Persons who are not Affiliates of CNX; provided, however, that CNX shall use commercially reasonable efforts to obtain and make available to Peabody CNX Books and Records that are not in the physical possession of CNX as of April 1, 2007 or as of the Closing Date; and
               (vii) Insurance Claims. All rights to insurance proceeds receivable after the Effective Time with respect to any Peabody Assumed Liabilities insured on a “claims made” basis, and all insurance proceeds (to the extent not already expended by CNX to restore or replace the lost or damaged asset, which replacement asset shall be a transferred Asset) received prior to Closing with respect to any asset which, if held by CNX as of the Effective Time, would be a CNX Asset.
          (d) Peabody Assets. “Peabody Assets” means all rights, title, estates, and interests in and to the following described assets and properties, excepting and excluding the Peabody Excluded Assets and the Reserved Rights described in Sections 2.1(e) and 5.4(b), respectively:
               (i) Peabody Oil and Gas Interests. All of Peabody’s fee, leasehold, mineral, royalty, and other rights and interests in and to Oil and Gas, in, on or under approximately Six Hundred and Six Thousand, One Hundred and One (606,101) acres of land as listed on Exhibit “C” and depicted on the maps attached hereto as Exhibits “C-1” through “C-64” (including, without limitation, landowners’ or reserved royalties, overriding royalties, rights to free gas either reserved in favor of or granted to Peabody and its Affiliates, as well as any right to vent CBM and CMM or to stimulate coal seams except as otherwise provided in Section 5.4(b)) (collectively, the “Peabody Oil and Gas Interests”);
               (ii) Contracts. All of Peabody’s rights, title, and interests in, to, under, or derived from all Contracts and Permits to the extent they relate solely to any of the Peabody Oil and Gas Interests or the production and sale of Oil and Gas attributable to such Peabody Oil and Gas Interests, including, without limitation, those described on Schedule 1.1d (the “Material Peabody Contracts”);
               (iii) Partial Assignment Leases. Except as set forth in the Peabody Deed, all of Peabody’s rights, title, and interests in, to, under, or derived from, those certain Oil and Gas leases and other Contracts entered into between a Peabody Oil and Gas Sub or Peabody Coal Sub and third Persons covering part of the Peabody Oil and Gas Interests which are described on Exhibit “D” attached hereto (collectively, the “Partial Assignment Leases”);

               (iv) ERC Rights and Other Credits.
                    (A) All rights Peabody may now have or later acquire to claim any ERCs associated with CNX’s production of CBM and CMM from the lands containing the Peabody Oil and Gas Interests and the sale or use of such CBM and CMM in lieu of venting such CBM or CMM to the atmosphere or otherwise disposing of or using such gases; and
                    (B) all rights that Peabody may now have or later acquire to claim any other credits or allowances (including any tax credits or allowances) relating to production of CBM and CMM by CNX in advance of coal mining operations by any Peabody Oil and Gas or Coal Sub, or its successors and assigns, on the real property containing the Peabody Oil and Gas Interests ((A) and (B) collectively, the “Peabody ERC Rights”); provided, however, that in exercising the Peabody ERC Rights, CNX shall not take any action that results or would reasonably be expected to result in additional cost (as determined by Peabody in good faith in connection with its exercise of the Reserved Rights) to Peabody in connection with operations conducted pursuant to the Reserved Rights; and provided further that the Peabody ERC Rights are subject to Peabody’s paramount Reserved Rights, and CNX agrees that upon receiving notice from Peabody, in accordance with the terms set forth in the Peabody Deed, or in any development plan prepared in accordance therewith, setting forth the time period for the intended exercise of any of Peabody’s Reserved Rights with respect to the Peabody ERC Rights, CNX will take all action, at its sole cost, reasonably required to timely develop such rights so as to not interfere with or delay any of Peabody’s coal mining operations (the “CNX ERC Actions”). If CNX fails to take any CNX ERC Action then, promptly upon Peabody’s request, CNX shall relinquish and reassign to Peabody all Peabody ERC Rights relating to CBM or CMM emissions recoverable in advance of Peabody’s coal mining operations; provided, however, that such relinquishment and reassignment only shall apply to Peabody ERC Rights on a site-specific basis, in an area reasonably defined by Peabody and only to the extent necessary for the exercise of its Reserved Rights as described above;
               (v) Other Tax Credits. All rights Peabody may now have or later acquire to claim any tax credits, except for any such tax credits which may arise from the exercise of the Reserved Rights, relating to exploration and production of Oil and Gas by CNX after the Effective Time with respect to the Peabody Assets;
               (vi) Books and Records. Copies of all accounting, land and Contracts files and records, and all drilling, engineering, geologic and technical records, files, maps, data, analyses, drawings, blueprints, financial assurances, bonds, and insurance policies (only to the extent an outstanding claim has been filed under any such policy with respect to any of the Peabody Assets), schematics, reports, lists, and plans and processes to the extent the same were obtained or prepared for the sole purpose of evaluating and developing the oil and gas potential of the Peabody Oil and Gas Interests (the “Peabody Books and Records”), which are in the physical possession of Peabody, or with respect to which Peabody has the right of access and the ability to obtain copies, as of April 1, 2007 or as of the Closing Date, and excepting such books, files, records and other materials and data that are subject to confidentiality obligations or other similar restrictions under agreements with third Persons who are not Affiliates of Peabody provided, however, that Peabody shall use commercially reasonable efforts to obtain and make available to CNX Peabody Books and Records that are not in the physical possession of Peabody as of April 1, 2007 or as of the Closing Date; and
               (vii) Insurance Claims. All rights to insurance proceeds receivable after the Effective Time with respect to any CNX Assumed Liabilities insured on a “claims made” basis, and all insurance proceeds (to the extent not already expended by Peabody to restore or replace the lost or damaged asset, which replacement asset shall be a transferred Asset) received prior to Closing with respect to any asset which, if held by Peabody as of the Effective Time would be a Peabody Asset.
          (e) CNX and Peabody Excluded Assets.
               (i) The CNX Assets shall not include, and CNX specifically excludes from this transaction: (1) any accounts receivable accruing or attributable to the CNX Assets for the period prior to the Effective Time; (2) any refund of Taxes, costs or expenses borne by CNX or its predecessors in title attributable to the period prior to the Effective Time; (3) any rights, titles, estates or interests owned, leased, held or otherwise controlled by CNX in the lands described on Exhibits “A” or “B” that are not described or included in Section 2.1(c) hereof, and data, books, maps, records and other information relating thereto; and (4) subject to Peabody’s review rights under Section 13.1, all books, records, files, material, information and data that were obtained, prepared or received by CNX or any of its agents, consultants or representatives (A) for purposes other than evaluating and developing the Pittsburgh Seam Coal Interests, the Kentucky Coal Interests, or the Pittsburgh Seam CBM and CMM Interests, (B) in connection with internal evaluations of the Assets for management purposes, or (C) in connection with marketing of the Assets or the evaluation and negotiation of the transaction contemplated herein (collectively, the “CNX Excluded Assets”).
               (ii) The Peabody Assets shall not include, and Peabody specifically excludes from this transaction: (1) all Reserved Rights; (2) any accounts receivable accruing or attributable to the Peabody Assets for the period prior to the Effective Time; (3) all production of Oil and Gas from or attributable to the Peabody Assets with respect to all periods prior to the Effective Time and all proceeds attributable thereto; (4) any refund of Taxes, costs or expenses borne by Peabody or its predecessors in title attributable to the period prior to the Effective Time; (5) any rights, titles, estates or interests owned, leased, held or otherwise controlled by Peabody in the lands described on Exhibits “C-1” through “C-64” that are not described or included in Section 2.1(d) hereof; (6) all Oil and Gas rights, estates, interests, and claims in and to properties not depicted on the attached Exhibits “C-1” through “C-64” except as otherwise expressly provided herein as well as all Reserved Rights and data, books, maps, records and other information relating thereto; (7) except for common law or statutory rights to use the surface as incident or right appurtenant to the Peabody Oil and Gas Interests, all surface rights and estates in the lands listed on Exhibit “C” and depicted on the maps attached hereto as Exhibits “C-1” through “C-64”, and all roads, ditches and other surface improvements on such lands; (8) subject to CNX’s review rights under Section 13.1, all books, records, files, material, information and data that were obtained, prepared or received by Peabody or any of its agents, consultants or representatives (A) for purposes other than evaluating and developing the oil and gas potential of the Peabody Oil and Gas Interests, (B) in connection with Peabody’s exercise of its Reserved Rights, (C) in connection with internal evaluations of the Assets for management purposes, or (D) in connection with marketing of the Assets or the evaluation and negotiation of the transaction contemplated herein (collectively, the “Peabody Excluded Assets”).
     2.2 CNX Assumed Liabilities; Peabody Retained Liabilities.
          (a) CNX Assumed Liabilities. After Closing, as additional consideration for the Peabody Assets, CNX shall assume, pay, discharge and perform the following (the “CNX Assumed Liabilities”):
               (i) obligations and liabilities to the extent attributable to actions occurring or conditions first occurring after the Effective Time on, under or with respect to the Peabody Assets; and
               (ii) all other obligations and liabilities to the extent attributable to actions occurring or conditions first occurring after the Effective Time and arising out of or relating to the ownership of the Peabody Assets or operation of the Peabody Assets after the Effective Time, except to the extent that such obligations or liabilities relate to any Peabody Excluded Asset or Reserved Rights.
          (b) Peabody Retained Liabilities. All obligations and liabilities arising out of or relating to the Peabody Assets other than the CNX Assumed Liabilities, and all obligations and liabilities to the extent attributable to the Reserved Rights, shall remain and be the obligations and liabilities solely of Peabody (the “Peabody Retained Liabilities”), including, but not limited to, any long-term debt (including the current portion thereof) and any obligation or liability with respect to periods prior to and including the Effective Time for payment of rentals, royalties or Taxes related to the Peabody Assets.
     2.3 Peabody Assumed Liabilities; CNX Retained Liabilities.
          (a) Peabody Assumed Liabilities. After Closing, as additional consideration for the CNX Assets, Peabody shall assume, pay, discharge and perform the following (the “Peabody Assumed Liabilities”):
               (i) obligations and liabilities to the extent attributable to actions occurring or conditions first occurring after the Effective Time on, under or with respect to the CNX Assets;
               (ii) obligations and liabilities to the extent attributable to its Reserved Rights, including but not limited to, post-mining reclamation obligations; and
               (iii) all other obligations and liabilities to the extent attributable to actions occurring or conditions first occurring after the Effective Time and arising out of or relating to the ownership of the CNX Assets.
          (b) CNX Retained Liabilities. The following obligations and liabilities shall remain and be the obligations and liabilities solely of CNX (the “CNX Retained Liabilities”): all obligations and liabilities arising out of or relating to the CNX Assets, other than the Peabody Assumed Liabilities, including any long-term debt (including the current portion thereof) and any obligation or liability with respect to periods prior to and including the Effective Time for payment of rentals, royalties or Taxes related to the CNX Assets.
ARTICLE III.
Adjustments; Actions Prior to Closing
     3.1 Closing Adjustments. At Closing, CNX or Peabody, as appropriate, shall pay to the other Party the net amount in favor of such Party of the adjustments and prorations described in this Section 3.1 (“Estimated Net Closing Adjustment”), which adjustments shall be made without duplication of any amount.
          (a) Revenue Adjustment. Transferee shall be entitled to an amount equal to the sum of all proceeds received by Transferor between the Effective Time and the Closing Time (the “Adjustment Period”) attributable to its Assets and that are, in accordance with GAAP, attributable to the period of time after the Effective Time including: (i) proceeds from the sale of Oil and Gas or coal (net of any production royalties or other Burdens on Production, transportation costs and of any Taxes on production including severance, conservation, and ad valorem Taxes, not reimbursed to Transferor by the purchaser of production) produced from such Assets during the Adjustment Period and proceeds attributable to prepayments, and (ii) subject to Article IX hereof, proceeds from the sale, salvage or other disposition during the Adjustment Period of any property, equipment or rights included in such Assets; provided that there shall be no downward adjustment for proceeds received by Peabody after the Effective Time in the form of checks deposited to Peabody’s lockbox and which are either: (A) delivered and endorsed over to CNX, or (B) negotiated by Peabody and remitted to CNX.
          (b) Cost Adjustment. Transferor shall be entitled to an amount equal to the sum of all costs attributable to its Assets that were incurred in the ordinary course of business, that are, in accordance with GAAP, attributable to times after the Effective Time, and that have accrued to and been paid by Transferor during the Adjustment Period, or that were incurred by Transferor pursuant to the Contract Operating Agreement: (i) as costs of the ordinary course of production, processing or other operations directly related to the Assets, (ii) as costs incurred with respect to staking, surveying, title examination, surface grading and similar activities directly related to the Assets, (iii) as costs for the maintenance of any of its Assets, (iv) as costs for the extension or renewal during the Adjustment Period of any of its Assets, (v) subject to Article IX hereof, as costs of any exploration or development activities related to the CNX Assets and the Peabody Assets or related to drilling, completion, recompletion, or workover activities, or mining or reclamation activities, and conducted during the Adjustment Period, (vi) the aggregate amount of all other expenditures made by Transferor prior to the Effective Time for costs and expenses directly attributable to its Assets after the Effective Time, and (vii) otherwise from the ownership of its Assets during the Adjustment Period.
          (c) Prepaid and Accrued Expenses. Transferor shall be entitled to an amount equal to prepaid expenses of or relating to Transferor’s Assets, and Transferee shall be entitled to an amount equal to the accrued expenses of or relating to Transferor’s Assets, all as determined in accordance with GAAP, to reflect the principle that (A) all expenses attributable to such Assets for periods on or prior to the Effective Time are for the account of Transferor, and (B) all expenses attributable to such Assets for periods after the Effective Time are for the account of Transferee (but, with respect to prepaid expenses, only to the extent such prepaid expenses shall accrue to the benefit of Transferee upon and after the Effective Time). Without limiting the generality of the foregoing, the following expenses shall be prorated as described in the preceding sentence:
               (i) all payments and charges under Contracts and Permits;
               (ii) Taxes levied or assessed against any Assets;
               (iii) Taxes levied or assessed against or based upon production from any Assets, excepting Taxes arising from the transfer of Assets pursuant to this Agreement; and
               (iv) charges for utilities or other goods and services furnished to the Assets.
     3.2 Closing Adjustment Calculation.
          (a) Initial Adjustment Certificate. Transferor shall deliver to Transferee, no later than three (3) Business Days preceding the Closing Date, a certificate executed by an authorized representative of Transferor (“Initial Adjustment Certificate”), setting forth Transferor’s estimate of the adjustments set forth in Section 3.1. The Initial Adjustment Certificate shall be based on actual information available to Transferor at the time of its preparation and upon Transferor’s good faith estimates, assumptions and consultations with Transferee. The Initial Adjustment Certificate shall be accompanied by appropriate documentation, in summary form, supporting the adjustments proposed in such Certificate. The Parties shall mutually agree on the adjustments prior to Closing, with any disagreements to be handled in the Final Adjustment Certificate.
          (b) Final Adjustment Certificate.
               (i) On or before November 17, 2007, Transferee shall deliver to Transferor a certificate executed by an authorized representative of Transferee (the “Final Adjustment Certificate”) setting forth each adjustment or payment that was not finally determined as of Closing and showing the calculation of each such adjustment and the resulting final adjustment amount (the “Final Adjustment Amount”). The Final Adjustment Amount shall also include any Environmental Defect Amount to which Transferee is entitled under Section 3.8 and any Excess Title Defect Amount to which Transferee is entitled under Section 3.10 or 3.11, as applicable. The Final Adjustment Certificate shall be accompanied by appropriate documentation supporting the adjustments proposed in such Certificate. Each Party shall provide to the other reasonable access to all records in its possession which were used in the preparation of the Initial and Final Adjustment Certificates or may otherwise be necessary for the preparation or review thereof.

               (ii) Transferor shall review Transferee’s Final Adjustment Certificate and shall give written notice to Transferee of any objections it has to the calculations shown in such Certificate within ten (10) days after receipt. If Transferor does not deliver a notice of objection within such 10-day period, then Transferee’s Final Adjustment Certificate shall be deemed to be conclusive, final and binding on the Parties. Peabody and CNX shall endeavor in good faith to resolve any such objections within ten (10) days after the receipt by the Party of the other’s timely objections. If any objections or disputes have not been resolved at the end of such 10-day period, the disputed portion of the Final Adjustment Certificate shall be determined within the following ten (10) days by a partner in a major national accounting firm with substantial Oil and Gas or coal audit experience, as appropriate, which is not the auditor of either CNX or Peabody and is mutually acceptable to the Parties, and the determination of such auditor shall be final and binding upon the Parties. Notwithstanding anything to the contrary in this Agreement, CNX and Peabody agree that KPMG may serve as auditor despite its performance of any internal auditing services for Peabody, if KPMG is not at the relevant time also performing accounting services for Peabody, and has not between the Effective Time and the relevant time performed accounting services for Peabody, and is not at the relevant time contemplated to be engaged to perform accounting services for Peabody. If CNX and Peabody cannot agree with respect to the selection of an auditor, CNX and Peabody each shall select an auditor and those two auditors shall select a third auditor whose determination shall be final and binding upon the Parties. Such auditor shall have the right, if necessary, to retain a qualified environmental consulting firm and/or legal counsel with coal and/or Oil and Gas experience to assist in making determinations and advising with respect to disputed portions of the Final Adjustment Certificate. The determination of the auditor as to each item in dispute shall be within the range for such item as proposed in the Final Adjustment Certificate, on the one hand, and in Transferor’s notice of objection, on the other hand. CNX and Peabody shall bear equally the expenses of such auditor (including those of any professional retained by such auditor in accordance with this subclause (ii)) incurred in connection with such determination. Within two (2) Business Days after the Final Adjustment Certificate has been conclusively determined as provided above, the Parties shall calculate the final net Closing Adjustment (the “Final Net Closing Adjustment”).
               (iii) Within two (2) Business Days after the date on which the Final Net Closing Adjustment has been calculated, the difference between the Estimated Net Closing Adjustment, and the Final Net Closing Adjustment, shall be paid by CNX (or Entity, if applicable) or Peabody (or Sub, if applicable), as the case may be, together with interest thereon at the Prime Rate, from and including the Closing Date but excluding the date of payment.
               (iv) All payments to be made pursuant to this Section 3.2 shall be paid by wire or accounts transfer of immediately available funds to the accounts designated by the recipient by written notice to the Party owing such payment. The Party receiving any such payment shall be responsible for allocating it among its Affiliates as appropriate.
     3.3 Allocated Values; Post-Closing Allocations.
          (a) Schedule 3.3(a) attached hereto sets forth an allocation of values among the Peabody Assets and among the CNX Assets (the “Allocated Values” of the respective Assets,

as applicable). The Parties agree that, to the extent possible, the Allocated Values shall be used for calculating adjustments based on Environmental Defects, if any.
          (b) In addition, CNX and Peabody shall each use commercially reasonable efforts to reach agreement on the allocated value of each class of CNX Assets and Peabody Assets in accordance with the Code. Such allocations shall be consistent with the Allocated Values, to the extent possible. CNX and Peabody each shall file all tax returns and schedules thereto, including those returns and forms required by Sections 1031 and 1060 (if applicable) of the Code, consistent with any such agreed-upon allocations, unless otherwise required by applicable Legal Requirements. In the event the Parties do not reach agreement on such allocations, CNX and Peabody shall each reflect the Assets acquired by such Party on its books for tax reporting purposes in accordance with such Party’s own determination of such allocations.
     3.4 Updated Schedules and Exhibits. Each Party shall, immediately prior to Closing, supplement the Schedules and Exhibits to this Agreement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included in one or more Schedules or Exhibits to this Agreement. For purposes of determining the satisfaction of any of the conditions to the obligations of the Parties and the liability of the Parties following Closing for breaches of its representations, warranties, and covenants under this Agreement, the Schedules to this Agreement shall be deemed to include only (a) the information contained therein on the date of this Agreement, and (b) information added to such Schedules and Exhibits by written supplements to this Agreement delivered prior to Closing by the Party making such amendment that (i) are accepted in writing by the other Party or (ii) reflect actions permitted by this Agreement to be taken prior to Closing.
     3.5 Taxpayer Identification Numbers. At or prior to Closing, CNX and Peabody will provide one another with their respective U.S. taxpayer identification numbers.
     3.6 Consents. Transferor shall promptly take such reasonable actions necessary to obtain and deliver at Closing any Third Party Consents which are required to consummate the transactions contemplated hereby. The form and content of all of Transferor’s solicitations for such Consents affecting the Assets shall be subject to Transferee’s approval.
     3.7 Asset Due Diligence. Between the date of this Agreement and the end of the Transfer Period, Transferee and/or its designees shall have the right of ingress and egress to the real property containing Transferor’s Assets so that Transferee may make any inspections, tests, surveys and studies of Transferor’s Assets that it may desire, including environmental surface sampling or other tests of air, soils, water, groundwater, and other liquids as part of a Phase I environmental analysis. If any such investigation should include any drilling, trenching, or other invasive surface disturbing tests, Transferor’s prior written consent, which can be withheld for any reason, must be obtained; provided, however, that any access by Peabody to or of the real property containing the CNX Assets shall be conditioned upon Peabody first executing and delivering the standard form of access agreement provided by the CONSOL Parties.

          (a) If a Transferee engages an environmental contractor to conduct such inspections and tests, Transferee shall provide to the Transferor a detailed scope of work and/or work plan pursuant to which the assessment work will take place.
          (b) After giving Transferor such advance notice as is reasonably possible, which notice, except as provided herein, may be oral (in person or by telephone), Transferee and/or its designee may enter the real property containing Transferor’s Assets during normal business hours and may also make arrangements to enter the real property containing Transferor’s Assets at other times upon agreement from Transferor. Transferee shall make such inspections, tests, surveys and studies with a minimum of interference to Transferor’s business. Transferor may have a representative present (at Transferor’s expense) at all phases of Transferee’s work on the real property containing the Assets.
          (c) At Transferor’s written request, Transferee shall promptly deliver to Transferor a copy of every report of findings obtained by Transferee as a result of the activities described in this Section 3.7.
          (d) Transferee’s inspections, tests, surveys and studies conducted pursuant to this Section 3.7 shall be at Transferee’s sole expense. However, unless otherwise agreed in writing, Transferee shall not be obligated to pay for or reimburse Transferor for any costs or expenses that may be incurred by Transferor in connection with such tests, including costs associated with production being temporarily shut-in (e.g., time value of money).
          (e) Transferor hereby releases, acquits and forever discharges Transferee and its representatives, agents, employees, attorneys, assigns, officers, directors, shareholders, insurers, Affiliates, and all others for whom Transferee may be vicariously liable (the “Transferee Group”) from and against Losses arising out of, resulting from, or in any manner related to Transferee’s inspection or testing of Transferor’s Assets and the real property containing such Assets under the terms of this Agreement, unless such Losses are the result of the gross negligence or willful misconduct of the Transferee Group (such Losses, “Indemnified Losses”). Transferee hereby agrees to indemnify Transferor and its representatives, agents, managers, employees, attorneys, assigns, officers, members, insurers, Affiliates, and all others for whom Transferor may be vicariously liable (the “Transferor Group”) from and against any Indemnified Losses arising out of, resulting from, or in any manner related to Transferee’s inspection or testing of Transferor’s Assets or the real property containing such Assets under the terms of this Agreement. The provisions of this Section 3.7(e) shall survive termination of this Agreement; provided that Transferee’s indemnity obligation herein shall expire as to any claims of the Transferor Group hereunder that are not delivered to Transferee in writing on or before the third anniversary of the Closing Date.
          (f) Except as to the books, records, data and other information excluded pursuant to Sections 2.1(c)(v), 2.1(d)(vi) and 2.1(e), Transferor agrees (i) to give Transferee and its representatives full access to, and the right to copy, the CNX Books and Records or Peabody Books and Records, as applicable, and (ii) furnish or make available to Transferee such financial and operating data and other information relating solely to the business and properties comprising Transferor’s Assets as Transferee shall from time to time reasonably request, but in either case only to the extent that Transferor may do so without violating any confidentiality or contractual obligation to a third Person. Except as provided in Section 13.1, it is expressly understood and agreed that Peabody shall not have any duty or obligation to provide CNX with copies of geologic or technical data and information collected or developed to evaluate any of its Reserved Rights.
     3.8 Adjustments for Environmental Defects.
          (a) Notice of Environmental Defects. Transferee may provide Transferor with a detailed written notice describing any Environmental Defect which Transferee’s due diligence reveals and will provide evidence thereof. Such notice and evidence, if any, shall be given on or before the date which is ten (10) days before end of the Transfer Period (the “Environmental Defects Deadline”). Transferee shall be deemed to have waived all rights under this Section 3.8, but not its rights and remedies under Articles VII, VIII, and XII hereof or under any other provisions of this Agreement, with respect to Environmental Defects unless such Environmental Defects are included in a written notice delivered on or before the Environmental Defects Deadline.
          (b) Defect Adjustments. Upon timely delivery of written notice of an Environmental Defect, the Parties shall proceed as follows:
               (i) Transferor shall have the option to attempt to remediate such Environmental Defect to the satisfaction of Transferee on or before the end of the Transfer Period, or by mutual consent of the Parties, Transferor shall have the option to attempt to remediate such Environmental Defects to the satisfaction of Transferee within thirty (30) days after the end of the Transfer Period.
               If Transferor does not elect to cure or is unable to cure such Environmental Defects to the reasonable satisfaction of Transferee on or before the end of the Transfer Period or such later date as is mutually agreed to by the Parties, Transferee shall have the option to either accept assignment of the Assets affected by such Environmental Defects or to exclude such Assets from this Agreement. If Transferee elects to accept assignment of the Assets affected by such Environmental Defects, the cost to remediate such Environmental Defects (as determined by agreement of the Parties or, failing such agreement, by a mutually acceptable third party environmental consultant) shall be included in the Final Adjustment Certificate. If CNX elects to exclude such of the Peabody Assets affected by Environmental Defects, an amount equal to the aggregate Allocated Value of the Peabody Assets affected by such Environmental Defect, but in no event more than the difference, if any, between Four Million Eight Hundred Thousand Dollars ($4,800,000.00) and the Excess Title Defects Amount owed by Peabody, shall be included in the Final Adjustment Certificate. Such remediation cost, or aggregate Allocated Value, is referred to herein as the “CNX Environmental Defects Amount.” If Peabody elects to exclude such of the CNX Assets affected by Environmental Defects, an amount equal to the aggregate Allocated Value of the CNX Assets affected by such Environmental Defect, but in no event more than the difference, if any, between Six Million Two Hundred Thousand Dollars ($6,200,000.00) and the Excess Title Defects Amount owed by CNX, shall be included in the Final Adjustment Certificate. Such remediation cost, or aggregate Allocated Value, is referred to herein as the “Peabody Environmental Defects Amount.”
               (ii) Notwithstanding anything in clause (ii) hereof to the contrary, in the event Peabody is the Transferor and receives a timely written notice of Environmental Defects from CNX, Peabody shall have the right but not the obligation, in lieu of the remedies available to CNX under such clause (ii), to offer CNX mutually acceptable replacement Oil and Gas Interests reasonably proximate, and similar in kind and nature, to the Peabody Oil and Gas Interests affected by the Environmental Defect (“Replacement Interests”). Replacement Interests include, without limitation, an Oil and Gas (or CBM and/or CMM) lease or leases with a minimum primary term of five (5) years (which primary term must begin no earlier than the date of substitution of such Replacement Interest), with no development commitments during the primary term and covering a total number of Net Mineral Acres equivalent to the number of Net Mineral Acres affected by the Environmental Defect.
     3.9 Adjustments for Title Defects.
          (a) Initial Notice of Title Defects.
               (i) Up to and including ten (10) days before the end of the Transfer Period (the “Initial Title Defect Notice Deadline”), Transferee may deliver to Transferor written notice of Title Defects, if any. Such notice (“Title Defect Notice”) shall include (A) a description of the specific Assets affected by each Title Defect, (B) the factual and legal basis for each Title Defect that Transferee believes affects such Assets, (C) in the case of the Peabody Assets, the total Net Mineral Acres CNX believes are affected by each Title Defect; and (D) in the case of the CNX Assets, the total tons of mineable coal reserves Peabody believes are affected by each Title Defect (the “Total Affected Tons”) and as determined by an independent engineering firm.
               (ii) Transferee will be deemed to have waived all rights under Sections 3.9, 3.10, and 3.11, as applicable, but not its rights and remedies under Articles VII, VIII, and XII hereof, or under other provisions hereof, or the Transfer Documents, with respect to any Title Defects of which it has Knowledge as of the Initial Title Defect Notice Deadline unless each such Title Defect is specifically identified in a Title Defect Notice delivered on or before the Initial Title Defect Notice Deadline.
          (b) Final Notice of Title Defects.
               (i) Up to and including thirty (30) days after the end of the Transfer Period (the “Final Title Defect Notice Deadline”), Transferee may deliver to Transferor a Title Defect Notice describing Title Defects, if any, of which it first obtained Knowledge after the Initial Title Defect Notice Deadline.
               (ii) Transferee will be deemed to have waived all rights under Sections 3.10 or 3.11, as applicable, but not its rights and remedies under Articles VII, VIII, and XII, or under other provisions hereof, or the Transfer Documents, with respect to any Title

Defect unless such Title Defect is included in a Title Defect Notice delivered on or before the Final Title Defect Notice Deadline.
     3.10 Peabody’s Response to Title Defect Notice. Following timely delivery by CNX of a Title Defect Notice, the Parties shall proceed as follows with respect to Peabody Oil and Gas Interests affected by Title Defects:
          (a) Above the Net Mineral Acre Threshold. If the total Net Mineral Acres to be conveyed to CNX under this Agreement, after taking into account the effect of Title Defects for which CNX timely delivered a Title Defect Notice under Section 3.9 hereof, is more than Five Hundred and Ninety-Two Thousand, Three Hundred and Eleven (592,311) Net Mineral Acres (the “Net Mineral Acre Threshold”), Peabody shall provide reasonable assistance, as requested by CNX, at CNX’s cost and expense, to cure all such Title Defects but shall have no further obligations hereunder.
          (b) Below the Net Mineral Acre Threshold. If the total Net Mineral Acres to be conveyed to CNX under this Agreement, after taking into account the effect of Title Defects for which CNX timely delivered Title Defect Notice under Section 3.9 hereof, are less than the Net Mineral Acre Threshold, but more than Five Hundred and Seventy-Eight Thousand, Five Hundred and Thirty-Six (578,536) Net Mineral Acres (the “Mineral Acre Compensation Threshold”), Peabody, at its election, and sole cost and expense shall, no later than the 30th day following receipt of a Title Defect Notice, except as to those Title Defects which CNX has agreed to waive and acquire the affected Peabody Oil and Gas Interests notwithstanding the Title Defects, promptly undertake one or more of the following with respect to each identified Title Defect: (i) diligently attempt to cure such Title Defect; or (ii) offer CNX mutually acceptable Replacement Interests covering a total number of Net Mineral Acres equivalent to the number of Net Mineral Acres affected by the Title Defect.
          (c) Below Mineral Acres Compensation Threshold. If the total Net Mineral Acres to be conveyed to CNX under this Agreement, after taking into account the effect of Title Defects for which CNX timely delivered Title Defect Notice under Section 3.9 hereof, are less than the Mineral Acre Compensation Threshold, Peabody, at its election, and sole cost and expense shall, no later than the 30th day following receipt of a Title Defect Notice, except as to those Title Defects which CNX has agreed to waive and acquire the affected Peabody Oil and Gas Interests notwithstanding the Title Defects, promptly undertake one or more of the following with respect to each identified Title Defect: (i) diligently attempt to cure such Title Defect; (ii) offer mutually acceptable Replacement Interests; or (iii) pay CNX an amount equal to One-Hundred Dollars ($100.00) per Net Mineral Acre for each Net Mineral Acre less than the Mineral Acre Compensation Threshold after taking into account Title Defects which were waived by CNX, cured or removed by Peabody, or as to which Peabody has provided Replacement Interests, and such amount (the “Excess Title Defects Amount”) shall be included in the Final Adjustment Certificate; provided however, that in no event shall the Excess Title Defects Amount owed by Peabody, when added together with any CNX Environmental Defects Amount, exceed Four Million Eight Hundred Thousand Dollars ($4,800,000.00).

     3.11 CNX’s Response to Title Defect Notice. The Parties shall proceed as follows with respect to CNX Assets affected by Title Defects:
          (a) Title Defect Affecting the Kentucky Coal Interests. In the event Peabody timely delivers a Title Defect Notice of Title Defects affecting the Kentucky Coal Interests, CNX shall provide reasonable assistance, as requested by Peabody, but at Peabody’s sole cost and expense, to cure all such Title Defects, but CNX shall have no further obligations hereunder.
          (b) Title Defects Affecting Pittsburgh Seam Coal Interests. In the event Peabody timely delivers a Title Defect Notice of Title Defects affecting the Pittsburgh Seam Coal Interests and:
               (i) the total tons of mineable coal reserves as determined by a mutually acceptable independent engineering firm contained within Pittsburgh Seam Coal Interests that are affected by a Title Defect (“Affected Tons”) are less than 667,000, then CNX shall, and shall use its reasonable best efforts to cause the CONSOL Parties to, diligently attempt to cure such Title Defects by acquiring and conveying to Peabody, at CNX’s sole cost, an equivalent tonnage of additional mineable coal reserves of like kind, quality, and location and otherwise having characteristics reasonably acceptable to Peabody; or
               (ii) the total Affected Tons as determined by such independent engineering firm selected by Peabody is equal to or exceeds 667,000, then CNX will pay Peabody an amount equal to Three Dollars ($3.00) per ton for each Affected Ton in excess of 667,000 and such amount (also referred to herein as an “Excess Title Defects Amount”) shall be included in the Final Net Closing Adjustment; provided, however, that in no event shall the Excess Title Defects Amount owed by CNX, when added together with any Peabody Environmental Defects Amount, exceed Six Million Two Hundred Thousand Dollars ($6,200,000.00).
          (c) In determining Affected Tons, the independent engineering firm shall take into account, in addition to any other relevant factors and information, Peabody’s mine plan for the Pittsburgh Seam Coal Interests, industry custom and practice, and U.S. Securities and Exchange Commission standards, for reporting recoverable coal reserves (including all information submitted to, furnished to or filed with the U.S. Securities and Exchange Commission to support any such reporting).
     3.12 Liens. Notwithstanding anything to the contrary herein, each Party shall exercise its reasonable best efforts to cause the termination, release, or waiver, prior to the end of the Transfer Period, of any Liens (other than Permitted Liens) encumbering or affecting the Assets of which it has received actual notice not less than ten (10) days prior to the end of the Transfer Period.

ARTICLE IV.
Surface Use and Other Activities
     4.1 Surface Use Agreements.
          (a) Peabody Surface Use Agreement. Subject to applicable Legal Requirements and to valid restrictions contained in Contracts with third Persons, upon the written request of CNX, Peabody covenants and agrees that it shall execute and deliver, or shall cause its Affiliates to execute and deliver, to CNX (or any entity with whom CNX has entered into a joint operating agreement, pursuant to which CNX is participating or has a right to participate in the subject operations) one or more non-exclusive site-specific surface access and use agreements covering portions of the surface estate overlying the Peabody Oil and Gas Interests, that is owned or leased by Peabody or an Affiliate as of the date hereof, in substantially the form agreed to by the Parties prior to the Closing Date (a “Peabody Surface Use Agreement” or “Peabody SUA”). Any Peabody SUA shall include specific terms and conditions that, among other things, take into account any existing operations or planned activities to be conducted pursuant to the Reserved Rights or the cooperative development plans referred to in Section 4.2. Subject to the expiration period set forth in Section 4.1(b)(i) hereof, the obligation of Peabody to enter into Peabody SUAs shall be binding upon all of Peabody’s or its Affiliates’ successors and assigns to that portion of the surface estate overlying the Peabody Oil and Gas Interests and that is owned or leased by Peabody or an Affiliate as of the date hereof, shall be incorporated into the Transfer Document by which Peabody Oil and Gas Interests are transferred, and shall be deemed a covenant running with the land.
          (b) Transfers; Relation to Surface Use Agreements.
               (i) Prior to the fifth anniversary of the Closing Date, Peabody shall not sell, assign, or otherwise permanently transfer, and Peabody shall cause its Affiliates not to sell, assign or otherwise permanently transfer, any of its interest in the surface estate overlying the Oil and Gas Interests that is owned or leased by Peabody or an Affiliate as of the date hereof, except by a recordable instrument which makes such sale, assignment or other permanent transfer under and subject to the obligation to enter into a Peabody SUA, consistent with the terms hereof, with CNX (or any entity with whom CNX has entered into a joint operating agreement, pursuant to which CNX is participating or has a right to participate in the subject operations), provided that such obligation shall expire as to Peabody, its Affiliates, and/or Peabody’s successor, assign or transferee (as the case may be) on such fifth anniversary. After the fifth anniversary of the Closing Date, Peabody or its Affiliates and/or Peabody’s successors, assigns, and transferees to the surface estate (as the case may be), shall be permitted to sell, assign, transfer, or otherwise deal with any portion of such surface overlying the Peabody Oil and Gas Interests which is not then subject to a valid Peabody Surface Use Agreement, free of any obligation to CNX to enter into a Peabody Surface Use Agreement.
               (ii) If at any time Peabody or its Affiliates desire to transfer an estate in the surface overlying the Oil and Gas Interests (then owned by CNX) that is owned or leased by Peabody or such Affiliate as of the date hereof in a transaction which is less than a sale, assignment or other permanent transfer, Peabody shall make, and Peabody shall cause its Affiliates to make, such transfer under and subject to the duty to enter into a Peabody Surface Use Agreement with CNX.
          (c) Surface Use Agreement Terms. Each such Peabody SUA shall be site-specific and shall cover only those portions of Peabody’s or its Affiliates’ surface estate that are

(i) owned or leased by Peabody or an Affiliate as of the date hereof, (ii) included within surveyed locations for specific drill sites and related facilities and infrastructure for which CNX has prepared development plans with proposed work schedules, and (iii) covered by drilling or similar permits or other applications filed or to be filed by CNX with applicable Governmental Authorities for wells and related facilities and infrastructure. Each of CNX’s requests for a Peabody SUA shall be accompanied by reasonably detailed documentation demonstrating that the conditions set forth in clauses (ii) and (iii) hereof have been satisfied. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to restrict CNX’s common law or statutory rights to use the surface overlying the Peabody Oil and Gas Interests as an incident or right appurtenant to the Peabody Oil and Gas Interests acquired by it under this Agreement.
          (d) CNX Surface Use Agreement. Subject to applicable Legal Requirements and to valid restrictions contained in Contracts with third Persons, and except with respect to that certain ash-disposal facility located in the northeast corner of the property overlying the Pittsburgh Seam Coal Interests, which is the subject of a Permit issued by the Pennsylvania Department of Environmental Protection for the beneficial use of coal ash, said Permit being further designated as Permit No. 307-437-02, from time to time after Closing, but terminating on the fifth anniversary of the Closing, upon the written request of Peabody, CNX covenants and agrees that it shall execute and deliver, and CNX shall cause the CONSOL Parties to execute and deliver, one or more non-exclusive site-specific surface access and use agreements covering portions of the surface overlying the Pittsburgh Seam Coal Interests and the Kentucky Coal Interests, for which CNX or the CONSOL Parties possess rights as of the date hereof, in substantially the form agreed to by the Parties prior to the Closing Date (a “CNX Surface Use Agreement” or “CNX SUA”). Prior to entering into any CNX Surface Use Agreement with Peabody, CNX and the CONSOL Parties shall have the unfettered right to sell, from time to time, any surface overlying the Pittsburgh Seam Coal Interests and the Kentucky Coal Interests. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to restrict Peabody’s common law or statutory rights to use the surface overlying the Pittsburgh Seam Coal Interests or Kentucky Coal Interests as an incident or right appurtenant to such Interests acquired by it under this Agreement.
     4.2 Cooperative Development. Each Party shall negotiate in good faith and enter into cooperative development plans with the other Party for coal mining and Oil and Gas exploration and production activities on the real property containing the Peabody Oil and Gas Interests consistent with the provisions set forth in the Transfer Documents.
ARTICLE V.
Closing and Actions Prior to Closing
     5.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the consummation of the transactions contemplated hereby (the “Closing”) shall occur on or before 4:00 P.M. Central Daylight Time on Wednesday, June 20, 2007, at a place mutually agreed to by CNX and Peabody in writing, or at such other date and time as the Parties may agree in writing.

     5.2 Peabody’s Closing Deliveries. At Closing, Peabody shall deliver or cause to be delivered to CNX the following:
          (a) Estimated Net Closing Adjustment. The agreed Estimated Net Closing Adjustment, if it favors CNX, by wire transfer of immediately available funds to an account designated by CNX.
          (b) Officer’s Certificate. The certificate described in Section 10.1(c).
          (c) FIRPTA Certificate. A FIRPTA Non-Foreign Seller Certificate certifying that Peabody is not a foreign Person within the meaning of Section 1445 of the Code, reasonably satisfactory in form and substance to CNX.
          (d) Right of First Refusal Agreement. Peabody shall execute and deliver a right of first refusal agreement in form and substance reasonably acceptable to CNX, whereby CNX shall have a right of first refusal to acquire certain interests in Oil and Gas located in, on or under the lands described on the maps attached hereto at Schedule 5.2(d) (the “Right of First Refusal”).
          (e) Peabody Guaranty. Peabody shall execute and deliver the Peabody Guaranty.
          (f) Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.
     5.3 CNX Closing Deliveries. At Closing, CNX shall deliver or cause to be delivered to Peabody the following:
          (a) Estimated Net Closing Adjustment. The agreed Estimated Net Closing Adjustment, if it favors Peabody, by wire transfer of immediately available funds to an account designated by Peabody.
          (b) Officer’s Certificate. The certificate described in Section 10.2(c).
          (c) FIRPTA Certificate. A FIRPTA Non-Foreign Seller Certificate certifying that CNX is not a foreign Person within the meaning of Section 1445 of the Code, reasonably satisfactory in form and substance to Peabody.
          (d) Right of First Refusal Agreement. An executed counterpart of the Right of First Refusal.
          (e) Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.
     5.4 Transfer Documents. At or prior to Closing, CNX and Peabody shall use their respective best efforts to agree on the form and substance of the following instruments, each to be effective as of the Effective Time (collectively, the “Transfer Documents”):

          (a) CNX Deed. A deed, bill of sale, and assignment, containing a special warranty of title by, through and under CNX and the CONSOL Parties, but not otherwise, by which CNX transfers and conveys the CNX Assets, and by which Peabody agrees to assume, pay, discharge and perform the Peabody Assumed Liabilities (the “CNX Deed”), as more fully set forth in the form of deed attached hereto as Exhibit “E”.
          (b) Peabody Deed. A deed, bill of sale, and assignment, containing a special warranty of title by, through and under Peabody and the Peabody Predecessors (as hereafter defined), but not otherwise, by which Peabody transfers and conveys the Peabody Assets, and by which CNX agrees to assume, pay, discharge and perform the CNX Assumed Liabilities (the “Peabody Deed”), subject to and reserving in favor of Peabody the Reserved Rights more fully set forth in the form of deed attached hereto as Exhibit “F”.
          (c) Other Transfer Documents. Such other documents and instruments, including without limitation notices to operators and letters in lieu of transfer orders, as shall be reasonably requested by Transferee to effect the intent of this Agreement and consummate the transaction contemplated hereby. To the extent any of the Assets are located on federal, state, or tribal lands, the Parties will execute and deliver officially approved federal, state, or tribal assignment forms, and such forms shall be deemed to be subject to and incorporate the terms of the other corresponding Transfer Documents.
ARTICLE VI.
Transfer Period Covenants
     6.1 Transfer Period. During the period ending on the ninetieth (90th) day following the Closing Date (the “Transfer Period”), the Parties shall finalize, execute, and deliver any Transfer Documents that were not executed and delivered at Closing together with such other documents as may be necessary to convey, assign, and transfer the Peabody Assets in accordance with Legal Requirements in a form acceptable to CNX, and such other documents as may be necessary to convey, assign, and transfer the CNX Assets in accordance with Legal Requirements in a form acceptable to Peabody.
     6.2 Further Assurances.
          (a) At or after Closing, each of CNX and Peabody, at the reasonable request of the other, shall each promptly execute and deliver, or cause to be executed and delivered, to the other all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other, and take all actions necessary or desirable and consistent with this Agreement, in order to carry out or evidence the terms of this Agreement. Without limiting the generality of the foregoing, each of CNX and Peabody shall take, or cause to be taken, all actions consistent with the terms of this Agreement, including execution and delivery of any documents or instruments, as the other may reasonably request to effect the qualification of the transactions contemplated hereby as a like-kind exchange under Section 1031 of the Code and shall adhere to Section 1060 of the Code relating to allocations.

          (b) In the event that, on or prior to December 31, 2007, either Party discovers that any Transfer Document inaccurately describes the Assets, the applicable Parties shall promptly prepare, execute and deliver such additional transfer or corrective documents as necessary to effectuate the intent of the Parties in this Agreement that, excluding the CNX Excluded Assets, the Peabody Excluded Assets and the Reserved Rights, Transferor assign, sell and transfer, free and clear of all Liens (other than Permitted Liens), all of its rights, titles, estates and interests in, to, under or derived from the Assets described at Sections 2.1(c) or 2.1(d) hereof, respectively.
     6.3 Obtaining Consents and Delivery of Notices.
          (a) During the Transfer Period, Transferor shall continue to use commercially reasonable efforts to obtain in writing as promptly as possible any Third Party Consent, or other authorization or approval required to be obtained by Transferor in connection with the transactions contemplated hereunder, which was not obtained on or before Closing (a “Post-Closing Consent”) in form and substance reasonably satisfactory to Transferee. A true and complete copy of any such Post-Closing Consent shall be delivered to Transferee promptly after it has been obtained.
          (b) If any Post-Closing Consent or other required authorization or approval shall not have been obtained prior to the end of the Transfer Period, Transferor and Transferee shall cooperate in a mutually agreeable arrangement under which Transferee would obtain the benefits and be responsible for the obligations in accordance with this Agreement in respect of any Asset of Transferor or any claim, right, or benefit arising hereunder the assignment of which without the consent of the third Person thereto would constitute a breach or other contravention of such Asset or in any way adversely affect the rights of the Transferee thereunder, including sub-contracting, sub-licensing, or sub-leasing to Transferee, or under which Transferor would enforce for the benefit of Transferee, with Transferee assuming Transferor’s obligations, any and all rights of Transferor against the third Person in question. Transferor shall promptly pay to Transferee when received all monies received by Transferor in respect of any such Asset or any claim, right, or benefit arising thereunder.
          (c) During the Transfer Period, each Party shall deliver such notices of this Agreement and the transaction contemplated hereby as shall be required by applicable Legal Requirements or Contracts.
     6.4 Governmental Filings. The Parties shall, as promptly as practicable and in any event before the end of the Transfer Period:
          (a) make all required filings, if any, with, and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby; and
          (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.
     6.5 Recording Fees, Transfer Taxes and Similar Costs. Any documentary, filing and recording fees and similar costs incurred and imposed upon or with respect to the transfers of the Assets contemplated under this Agreement shall be borne by the Transferee of the Asset. All real estate transfer or sale taxes which are incurred with respect to any Asset being transferred pursuant to this Agreement shall be paid by the applicable Transferee.
ARTICLE VII.
CNX’s Representations and Warranties
     As a material inducement to Peabody to enter into this Agreement and to consummate the transactions contemplated hereby, CNX, represents and warrants, with respect to itself and to the CNX Assets owned, leased, controlled, or claimed by it, to Peabody that:
     7.1 Organization and Standing. CNX is a limited liability company, duly organized and validly existing under the laws of the state of Virginia, and is or, by the end of the Transfer Period, will be duly qualified to carry on its business in all states in which are located that portion of the CNX Assets owned, leased, controlled, or claimed by CNX.
     7.2 Power. It has all requisite corporate power and authority to carry on its business as presently conducted and to enter into this Agreement and the Transfer Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement or the Transfer Documents do not, and the fulfillment of and compliance with the terms and conditions hereof will not, contravene, violate, or be in conflict with, any provision of its organizational or governing documents or resolutions adopted by its governing body.
     7.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on its part. This Agreement constitutes, and all agreements and instruments delivered by it pursuant hereto, constitute legal, valid and binding obligations upon it, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     7.4 Liability for Brokers’ Fees. It has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Peabody shall have any responsibility whatsoever.
     7.5 Alien Status. It is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate alien, as those terms are defined in the Code.
     7.6 Litigation. There is no Litigation pending or, to its Knowledge, threatened in writing, against it, the CONSOL Parties, or any of its CNX Assets in any court or by or before any Governmental Authority or arbitration or mediation that would materially adversely affect such of its CNX Assets, or impair its ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby.
     7.7 Orders. There are no Orders against it or the other CONSOL Parties, or affecting any of its CNX Assets, that would materially adversely affect its CNX Assets, or impair its ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby.
     7.8 Rentals and Royalties. There are no rentals or royalties of any type or nature payable or owed with respect to the CNX Assets to any Person claiming rights or interests in such rentals and royalties by, through or under CNX, any of its Affiliates, or the CONSOL Parties.
     7.9 No Conflicts. Except as otherwise expressly provided in Section 6.3 regarding Consents, the execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not:
          (a) result in the imposition or creation of any Lien, charge or other encumbrance (other than a Permitted Lien) upon or with respect to any of its CNX Assets;
          (b) contravene, violate, or be in conflict with or breach any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to cancel, terminate or modify, any Contract to which it is a party or by which it or any of its CNX Assets are bound or its governing documents; or
          (c) contravene, violate, be in conflict with, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirements or any Order applicable to it or to any of its CNX Assets, except such contraventions, violations, challenges, conflicts or claims for or exercises of any remedy or relief as would not, individually or in the aggregate, have a material adverse effect on its CNX Assets, or its ability to consummate this Agreement or the transactions contemplated hereby.
     7.10 Compliance with Laws. Except as would not have a material adverse effect on any of its CNX Assets, to its Knowledge:
          (a) its and the CONSOL Parties’ ownership and operation, and any third-party operator’s operation, of its CNX Assets is and has been in compliance with all applicable Legal Requirements;
          (b) all Permits and Bonds applicable to its CNX Assets are specified in the attached Schedule 7.10(b), and:
               (i) it, or any third-party operator of its CNX Assets, has acquired and maintains all Permits and Bonds from appropriate Governmental Authorities necessary to conduct any operations now being performed in compliance with all applicable Environmental Laws and other Legal Requirements and Orders;

               (ii) it, or any third-party operator of its CNX Assets, is in compliance with all such Permits and Bonds, and all such Permits and Bonds are in full force and effect, except for the pending Transfer Approvals and Permit amendments with respect to the Pittsburgh Seam Coal Interests as described in Section 9.5; and
               (iii) except for the proceedings pending before Governmental Authorities concerning Transfer Approvals and Permit amendments with respect to the Pittsburgh Seam Coal Interests as described in Section 9.5, there is no Litigation, pending or threatened, challenging or seeking revocation or limitation of any such Permits and Bonds;
          (c) all plans, applications, reports, certificates and other instruments filed by it or any third-party operator of its CNX Assets with any Governmental Authority with respect to its CNX Assets do not:
               (i) contain any untrue statement of fact; or
               (ii) omit any statement of fact necessary to make the statements therein not misleading.
     7.11 Environmental Conditions.
          (a) To its Knowledge, with respect to its CNX Assets, it, the CONSOL Parties, and each third-party operator of its CNX Assets have been in material compliance with, and have not been and are not in any material respect in violation of or liable under, any Environmental Law in effect on the date hereof. It has no Knowledge of any facts relating to the condition, use or operation of any of its CNX Assets that are reasonably likely to constitute or result in a violation of any Environmental Law in effect on the date hereof, or result in a suit, action, claim, investigation or inquiry under or with respect to such Environmental Law.
          (b) With respect to its CNX Assets, it has not and, to its Knowledge, the CONSOL Parties, and each third-party operator of its CNX Assets have not, received any actual or threatened Order, notice or other communication from a Governmental Authority or other Person of any actual or potential violation or failure to comply with any Environmental Law in effect on the date hereof.
          (c) None of the estates in land containing the CNX Assets is a “Superfund” site and, to its Knowledge, none of the estates in land containing the CNX Assets is being investigated or evaluated by any Governmental Authority as a “Superfund” site. To its Knowledge, no substances or wastes have been disposed of or released onto the estates in land containing the CNX Assets in violation of any applicable Environmental Laws.
     7.12 Taxes. Except as set forth on Schedule 7.12, all Taxes due and payable on or before the Effective Time applicable to its, or the other CONSOL Parties’, ownership of or operation of its CNX Assets have been duly and timely paid except as may be contested by it or a third-party operator of its CNX Assets in good faith. All reports and returns required to be filed by it, or the other CONSOL Parties, prior to the Effective Time with respect to such Taxes have been duly and timely filed. There are no Liens or encumbrances on any of its CNX Assets that arose in connection with any failure or alleged failure to pay any Taxes, and it has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Liens or encumbrances.
     7.13 Regulatory Approvals. Except for the Transfer Approvals and Permit amendments with respect to the Pittsburgh Seam Coal Interests as described in Section 9.5, no governmental notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by it with respect to a Governmental Authority in connection with the execution, delivery and performance by it of this Agreement or the transactions contemplated hereby.
     7.14 Limited Title Warranty as to CNX Assets. Except for Permitted Liens and those certain mortgages and/or deeds of trust encumbering the Pittsburgh Seam Coal Interests in favor of Wilmington Trust Company (through its representative, David A. Vanaskey), as collateral trustee on behalf of certain secured parties, including PNC Bank, N.A., which shall be released prior to Closing, (i) its CNX Assets are free and clear of valid claims or rights of any Person claiming rights or interests therein by, through or under it, any of its Affiliates, or the CONSOL Parties; (ii) to its Knowledge, no Person claims an interest in or Lien upon its CNX Assets, and (iii) to its Knowledge, it has acquired from the CONSOL Parties all rights, title, and interests to its CNX Assets that were owned by the CONSOL Parties on the date of such acquisition, free and clear of all Liens created by, through or under any CONSOL Party. It hereby expressly disclaims all other representations and warranties, express or implied, with respect to its title to its CNX Assets except as set forth in Section 7.19 below, or in the Transfer Documents.
     7.15 Material Contracts. Schedule 1.1c contains a complete and accurate list of all Material Contracts to which it is a party, all of which have been provided to Peabody.
          (a) To its Knowledge, each of such Material Contracts is valid and in full force and effect and is enforceable in accordance with its terms against the parties thereto.
          (b) It has not received any written notice of an asserted material default by it, or the CONSOL Parties, thereunder.
          (c) It is not in material default or in arrears in any material respect in the performance or satisfaction of their obligations thereunder and, to its Knowledge, it has fulfilled when due, or have taken all action necessary to enable them to fulfill when due, all of their obligations thereunder.
          (d) To its Knowledge, Persons other than it, or the CONSOL Parties, who are parties to any such Material Contracts are not in material default or in arrears in any material respect in the performance or satisfaction of their obligations thereunder.
     7.16 Employees.
          (a) Except as specified in Schedule 7.16:

               (i) it is not a party to or subject to any pending labor union or collective bargaining agreement or arrangement in connection with its CNX Assets; and
               (ii) to its Knowledge, it is not party to any material labor or employment dispute involving any employees employed in connection with its CNX Assets.
          (b) It has provided Peabody with a copy of the collective bargaining agreements or arrangements specified in Schedule 7.16.
     7.17 CNX Due Diligence. It has conducted such due diligence investigations concerning the Peabody Assets as it has determined to be appropriate. It has not relied upon any estimates by Peabody concerning any Oil or Gas reserves included in the Peabody Assets or concerning the nature, quantity or quality or costs of producing such Oil and Gas, and with respect to such matters and other matters concerning the Peabody Assets which are not specifically addressed by Peabody’s representations and warranties in Article VIII of this Agreement, it has relied exclusively upon its own due diligence investigation of the Peabody Assets, including the advice of such experts or consultants as it has determined to be necessary or desirable in its sole discretion. It acknowledges that Peabody’s records and files concerning the Peabody Assets which have been made available for inspection by it contain valuative and interpretive reports, studies and other material, and that it has not relied upon such reports, studies or other material in electing to purchase the Peabody Assets, but has undertaken such independent analysis and other due diligence inquiries concerning the Peabody Assets as it has determined to be necessary or desirable in its sole discretion.
     7.18 No Material Adverse Change.
          (a) To its Knowledge, since the Effective Time, there has not been any material adverse change in the operations or condition of its CNX Assets, and no event has occurred or circumstance exists that may result in such a material adverse change; provided, however, that in no event shall any change resulting from conditions affecting the coal or Oil and Gas industry generally, changes in commodity prices, or changes in general business or economic conditions constitute a material adverse change in the operations or condition of its Assets.
          (b) Since the Effective Time, it has not sold, transferred or abandoned any part of its CNX Assets or terminated any of the Material Contracts, or voluntarily permitted any of its CNX Assets or any material rights with respect thereto to expire, and has not waived or released any material rights with respect to its CNX Assets.
     7.19 Undisclosed Material Liabilities. Except (a) for the CNX Retained Liabilities, (b) as set forth in Schedule 7.19, (c) liabilities arising in the ordinary course of business since the Effective Time, (d) Permitted Liens or (e) liabilities which, individually or in the aggregate, are not material to its CNX Assets, there are no liabilities relating to its CNX Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability.

     7.20 Insurance. All of its material CNX Assets are covered by self insurance or currently effective insurance policies of such types and amounts as are consistent with customary practices and standards in the Oil and Gas or coal industry, as applicable; provided, however, that with respect to coal or Oil and Gas in the ground, no insurance is in place. It does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under any such policies.
     7.21 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ownership or operation of its CNX Assets after Closing, all activities relating to its CNX Assets since March 1, 2001 have been conducted in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent, license or other intellectual property right infringement.
     7.22 Disclosure. To its Knowledge, none of the statements, representations or warranties made by it in this Agreement or in any Exhibit, Schedule, Transfer Document, or certificate delivered with or pursuant to this Agreement contains any untrue statement of fact or omits to state any material fact necessary to be stated in order to make the statements, representations or warranties contained herein or therein not misleading.
     7.23 Effectiveness of Representations and Warranties. Unless otherwise stated in any provision of this Article VII, the representations and warranties contained in the foregoing Article VII are made as of the Effective Time, the Closing Time, and the last day of the Transfer Period.
ARTICLE VIII.
Peabody’s Representations and Warranties
     As a material inducement to CNX to enter into this Agreement and to consummate the transactions contemplated hereby, each Peabody Oil and Gas Sub, and each Peabody Coal Sub, represents and warrants severally, but not jointly, with respect to itself and to the Peabody Assets, if any, owned, leased, controlled, or claimed by it, to CNX that:
     8.1 Organization and Standing. It is a limited liability company, duly organized and validly existing under the laws of the state of Delaware, and is duly qualified to carry on its business in all states in which are located that portion of the Peabody Assets owned, leased, controlled, or claimed by it.
     8.2 Power. It has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and the Transfer Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement or the Transfer Documents do not, and the fulfillment of and compliance with the terms and conditions hereof will not, contravene, violate, or be in conflict with, any provision of its organizational or governing documents or resolutions adopted by its governing body.

     8.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on its part. This Agreement constitutes, and all agreements and instruments delivered by it pursuant hereto constitute, the legal, valid and binding obligations of it, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     8.4 Liability for Brokers’ Fees. It has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which CNX shall have any responsibility whatsoever.
     8.5 Alien Status. It is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate alien, as those terms are defined in the Code.
     8.6 Litigation. There is no Litigation pending or, to its Knowledge, threatened in writing, against it, or any of its Affiliates who are its predecessors-in-title with respect to its Peabody Assets (collectively, the “Peabody Predecessors”), or any of its Peabody Assets in any court or by or before any Governmental Authority or arbitration or mediation that would materially adversely affect its Peabody Assets, or impair its ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby.
     8.7 Orders. There are no Orders against it, or its Peabody Predecessors, or affecting any of its Peabody Assets that would materially adversely affect such Peabody Assets, or impair its ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby.
     8.8 Rentals and Royalties. All rentals, royalties and overriding royalties payable by it or, to its Knowledge, payable by any third-party operator with respect to its Peabody Assets and due and payable with respect to periods ending on or prior to the Effective Time have been duly and properly paid in each case in accordance with applicable Contracts and Legal Requirements.
     8.9 No Conflicts. Except as otherwise expressly provided in Section 6.3 regarding Consents, the execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not:
          (a) result in the imposition or creation of any Lien, charge or other encumbrance (other than a Permitted Lien) upon or with respect to any of its Peabody Assets;
          (b) contravene, violate, or be in conflict with or breach any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to cancel, terminate or modify, any Contract to which it is a party or by which it or any of its Peabody Assets are bound or its governing documents; or
          (c) contravene, violate, be in conflict with, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirements or any Order applicable to it or to any of its Peabody Assets, except such contraventions, violations, conflicts, challenges, or claims for or exercises of any remedy or relief as would not, individually or in the aggregate, have a material adverse effect on its Peabody Assets, or its ability to consummate this Agreement or the transactions contemplated hereby.
     8.10 Compliance with Laws. Except as would not have a material adverse effect on any of its Peabody Assets, to its Knowledge:
          (a) its and its Peabody Predecessors’ ownership and operation of, and any third-party operator’s operation of, its Peabody Assets is and has been in compliance with all applicable Legal Requirements;
          (b) all Permits and Bonds applicable to its Peabody Assets are specified in the attached Schedule 8.10(b), and:
               (i) it, or any third-party operator of its Peabody Assets, has acquired and maintains all Permits and Bonds from appropriate Governmental Authorities necessary to conduct any operations now being performed in compliance with all applicable Environmental Laws and other Legal Requirements and Orders;
               (ii) it, or any third-party operator of the Peabody Assets, is in compliance with all such Permits and Bonds, and all such Permits and Bonds are in full force and effect; and
               (iii) there is no Litigation, pending or threatened, challenging or seeking revocation or limitation of any such Permits and Bonds;
          (c) all plans, applications, reports, certificates and other instruments filed by it or any third-party operator of its Peabody Assets with any Governmental Authority with respect to its Peabody Assets do not:
               (i) contain any untrue statement of fact; or
               (ii) omit any statement of fact necessary to make the statements therein not misleading.
     8.11 Environmental Conditions.
          (a) To its Knowledge, with respect to its Peabody Assets, it, its Peabody Predecessors, and each third-party operator of Oil and Gas operations on its Peabody Assets have been in material compliance with, and have not been and are not in any material respect in violation of or liable under, any Environmental Law in effect on the date hereof. It has no Knowledge of any facts relating to the condition, use, or the conduct of Oil and Gas operations on any of its Peabody Assets that are reasonably likely to constitute or result in a violation of any Environmental Law in effect on the date hereof, or result in a suit, action, claim, investigation or inquiry under or with respect to such Environmental Law.

          (b) With respect to its Peabody Assets, it has not, and to its Knowledge, its Peabody Predecessors and each third-party operator of its Peabody Assets have not, received any actual or threatened Order, notice or other communication from a Governmental Authority or other Person of any actual or potential violation or failure to comply with any Environmental Law in effect on the date hereof pertaining to Oil and Gas operations on its Peabody Assets.
          (c) None of the estates in land containing the Peabody Assets is a “Superfund” site and, to its Knowledge, none of the estates in land containing the Peabody Assets is being investigated or evaluated by any Governmental Authority as a “Superfund” site. To its Knowledge, no substances or wastes have been disposed of or released onto the estates in land containing the Peabody Assets in violation of any applicable Environmental Laws.
     8.12 Taxes. Except as set forth on Schedule 8.12, all Taxes due and payable on or before the date hereof applicable to its, or its Peabody Predecessors’, ownership of or operation of its Peabody Assets prior to the Effective Time have been duly and timely paid except as may be contested by it or a third-party operator of its Peabody Assets in good faith. All reports and returns required to be filed by it, or its Peabody Predecessors, prior to the Effective Time with respect to such Taxes have been duly and timely filed. There are no Liens or encumbrances on any of its Peabody Assets that arose in connection with any failure or alleged failure to pay any Taxes, and it has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Liens or encumbrances.
     8.13 Regulatory Approvals. Except for the Transfer Approvals, no governmental notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by it with respect to a Governmental Authority in connection with the execution, delivery and performance by it of this Agreement or the transactions contemplated hereby.
     8.14 Limited Title Warranty as to Peabody Assets. Except for Permitted Liens, its Peabody Assets are free and clear of valid claims or rights of any Person claiming rights or interests therein by, through or under it or any of its Peabody Predecessors. To its Knowledge, other than claims based on dormant mineral interest or similar title curative statutes pertaining to mineral interests, no Person claims an interest in or Lien upon its Peabody Assets except for the Permitted Liens. To its Knowledge, it acquired from its Peabody Predecessors all rights, title, and interests to its Peabody Assets that were owned by such Peabody Predecessors on the date of acquisition, free and clear of all Liens created by, through or under such Peabody Predecessor, except for any Permitted Liens. It hereby expressly disclaims all other representations and warranties, express or implied, with respect to its title to its Peabody Assets except as set forth in Section 8.19 below, or in the Transfer Documents.
     8.15 Material Contracts. Schedule 1.1d contains a complete and accurate list of all Material Contracts to which it is a party, all of which have been provided to CNX.
          (a) To its Knowledge, each of such Material Contracts is valid and in full force and effect and is enforceable in accordance with its terms against the parties thereto.

          (b) It has not received any written notice of an asserted material default by it thereunder.
          (c) It is not in material default or in arrears in any material respect in the performance or satisfaction of their obligations thereunder and, to its Knowledge, it and its Peabody Predecessors, have fulfilled when due, or have taken all action necessary to enable them to fulfill when due, all of their obligations thereunder.
          (d) To its Knowledge, Persons other than it, or its Peabody Predecessors, who are parties to any such Material Contracts are not in material default or in arrears in any material respect in the performance or satisfaction of their obligations thereunder.
     8.16 Employees. Except as specified in Schedule 8.16,
          (a) it is not a party to or subject to any pending labor union or collective bargaining agreement or arrangement in connection with its Peabody Assets; and
          (b) to its Knowledge, it is not party to any material labor or employment dispute involving any employees employed in connection with its Peabody Assets.
     8.17 Peabody Due Diligence. It has conducted such due diligence investigations concerning the CNX Assets as it has determined to be appropriate. It has not relied upon any estimates by CNX concerning any coal reserves included in the CNX Assets or concerning the nature, quantity or quality or costs of mining such coal, and with respect to such matters and other matters concerning the CNX Assets which are not specifically addressed by CNX’s representations and warranties in Article VII of this Agreement, it has relied exclusively upon its own due diligence investigation of the CNX Assets, including the advice of such experts or consultants as it has determined to be necessary or desirable in its sole discretion. It acknowledges that CNX’s records and files concerning the CNX Assets which have been made available for inspection by it contain valuative and interpretive reports, studies and other material, and that it has not relied upon such reports, studies or other material in electing to purchase the CNX Assets, but has undertaken such independent analysis and other due diligence inquiries concerning the CNX Assets as it has determined to be necessary or desirable in its sole discretion.
     8.18 No Material Adverse Change.
          (a) To its Knowledge, since the Effective Time, there has not been any material adverse change in the operations or condition of its Peabody Assets, and no event has occurred or circumstance exists that may result in such a material adverse change; provided, however, that in no event shall any change resulting from conditions affecting the coal or Oil and Gas industry generally, changes in commodity prices, or changes in general business or economic conditions constitute a material adverse change in the operations or condition of its Peabody Assets.
          (b) Since the Effective Time, it has not sold, transferred or abandoned any part of its Peabody Assets or terminated any of the Material Contracts, or voluntarily permitted any of its Peabody Assets or any material rights with respect thereto to expire, and has not waived or released any material rights with respect to its Peabody Assets.
     8.19 Undisclosed Material Liabilities. Except (a) for the Peabody Retained Liabilities, (b) as set forth in Schedule 8.19 or in the Peabody Lease Operating Statements, (c) liabilities arising in the ordinary course of business since the Effective Time, (d) Permitted Liens or (e) liabilities which, individually or in the aggregate, are not material to its Peabody Assets, there are no liabilities relating to its Peabody Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability.
     8.20 Insurance. All of its material Peabody Assets are covered by self insurance or currently effective insurance policies of such types and amounts as are consistent with customary practices and standards in the Oil and Gas or coal industry, as applicable; provided, however, that with respect to coal or Oil and Gas in the ground, no insurance is in place. It does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under any such policies.
     8.21 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ownership or operation of its Peabody Assets after Closing, all activities relating to its Peabody Assets since March 1, 2001, have been conducted in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent, license or other intellectual property right infringement.
     8.22 Conveyance by Peabody Transferors. No Peabody Transferor is conveying all, or substantially all, of its assets pursuant to this Agreement.
     8.23 Disclosure. To its Knowledge, none of the statements, representations or warranties made by it in this Agreement or in any Exhibit, Schedule, Transfer Document, or certificate delivered with or pursuant to this Agreement contains any untrue statement of fact or omits to state any material fact necessary to be stated in order to make the statements, representations or warranties contained herein or therein not misleading.
     8.24 Effectiveness of Representations and Warranties. Unless otherwise stated in any provision of this Article VIII, the representations and warranties contained in the foregoing Article VIII are made as of the Effective Time, the Closing Time, and the last day of the Transfer Period.
ARTICLE IX.
Other Covenants
     9.1 Certain Affirmative Covenants of Transferor. Except as Transferee may otherwise consent in writing, between the date hereof and the end of the Transfer Period, each Transferor, with respect to its Assets (or, with respect to such Assets Transferor transfers to

Transferee at Closing, during the period between the Closing Date and the end of the Transfer Period, the Transferor acting as Transferee’s agent) shall:
          (a) operate or cause to be operated those Assets only in the usual, regular and ordinary course and in accordance with applicable Legal Requirements (including paying all royalties and rentals when due) and, to the extent consistent with such operation, (i) use its commercially reasonable efforts to preserve existing relationships with Governmental Authorities, suppliers, lessors, lessees, customers and others having business dealings involving those Assets, unless Transferee requests otherwise, and (ii) use commercially reasonable efforts to keep available the services of its employees providing services in connection with such Assets;
          (b) perform all of its obligations under all of the Material Contracts without material breach or default, and in material compliance with all Legal Requirements;
          (c) maintain or cause to be maintained (i) those Assets in good condition and repair, ordinary wear excepted, and (ii) in full force and effect all existing policies of insurance with respect to those Assets, in such amounts and with respect to such risks as are customarily maintained in the coal and Oil and Gas industries;
          (d) maintain or cause to be maintained the CNX or Peabody Books and Records, as applicable, with respect to those Assets in the usual, regular and ordinary manner on a basis consistent with past practices; and
          (e) (i) give or cause to be given to Transferee, and its counsel, accountants and other representatives, reasonable access during normal business hours to all of its Assets, the CNX or Peabody Books and Records (including all account books of original entry, general ledgers and financial records used in connection with Transferor’s Assets), as applicable, and appropriate personnel, and (ii) furnish or cause to be furnished to Transferee and such representatives all such additional documents, financial information and other information as the other from time to time reasonably may request; provided that no investigation shall affect or limit the scope of any of the representations and warranties; and any investigation pursuant to this subsection shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Transferor.
     9.2 Certain Negative Covenants of Transferor. Except as Transferee may otherwise consent in writing, or as contemplated by this Agreement, between the date hereof and the end of the Transfer Period, each Transferor with respect to its Assets (or, with respect to such Assets Transferor transfers to Transferee at Closing, during the period between the Closing Date and the end of the Transfer Period, Transferor acting as Transferee’s agent), shall not:
          (a) modify, terminate, renew, suspend or abrogate any Material Contract other than in the ordinary course of business;
          (b) enter into any Contract or commitment of any kind relating to the Assets which would be binding on Transferee after Closing and which is not being entered into in the usual regular and ordinary course and in accordance with past practices, is not on arm’s-length terms, or is with an Affiliate of Transferor;
          (c) enter into any transaction or take any action that would result in any of its representations and warranties in this Agreement or in any Transfer Document not being true and correct in all material respects when made or at Closing (unless and to the extent that any such representation or warranty speaks specifically as of an earlier date, in which case, at such earlier date);
          (d) sell, assign, transfer or otherwise dispose of any of the Assets except in the ordinary course of business and except for (i) the disposition of obsolete or worn-out equipment, or (ii) dispositions with respect to which such Assets are replaced with assets of at least equal value; or
          (e) mortgage, pledge or subject to any material Lien that would survive the Closing any of its Assets other than Permitted Liens.
     9.3 Confidentiality and Publicity.
          (a) Any non-public information that either Party may obtain from the other in connection with this Agreement shall be confidential. Each Party shall keep confidential any non-public information that such Party may receive from another Party unrelated to the Assets transferred hereunder. All information that a Party is required to keep confidential pursuant to this Section shall be referred to as “Confidential Information”.
          (b) Each Party shall not disclose any Confidential Information to any other Person (other than its Affiliates and its and its Affiliates’ directors, officers and employees, and representatives of its advisers and lenders, in each case, whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby, in which case such Party shall be responsible for any breach by any such Person) or use such information to the detriment of the other; provided that:
               (i) such Party may use and disclose any Confidential Information once it has been publicly disclosed (other than by such Party in breach of its obligations under this Section 9.3) or which, to its knowledge, rightfully has come into the possession of such Party (other than from the other Party); and
               (ii) to the extent that such Party may, in the reasonable judgment of its counsel, be compelled by Legal Requirements to disclose any of such information, such Party may disclose such information if it has used commercially reasonable efforts, and has afforded the other the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.
          (c) In the event of termination of this Agreement by mutual agreement of the Parties as provided in Section 11.1:

               (i) the obligation set forth in this Section 9.3 shall continue for a period of two (2) years after such termination; and
               (ii) each Party shall use commercially reasonable efforts to cause to be delivered to the other, and shall retain no copies of, any documents, work papers or other materials obtained by such Party or on its behalf from the other, whether so obtained before or after the execution of this Agreement.
          (d) Each Party shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements concerning this Agreement and the transactions contemplated hereby. The Party making the release or public announcement shall provide a draft of the proposed release or public announcement relating to the transaction contemplated by this Agreement to the other Party at least two (2) Business Days prior to issuing such release or making such announcement. Except as required by applicable Legal Requirements or by any national securities exchange or quotation system, neither Party shall make any such release, announcement or statement without the prior written consent and approval of the other, which shall not be unreasonably withheld. Each Party shall each respond promptly to any such request for consent and approval.
          (e) Upon request by either Party and as necessary in fulfilling their obligations under this Agreement, the Parties agree that each Party, including all of its agents, employees, officers, directors, consultants, and advisors, will execute and deliver separate confidentiality agreements with the other Party whereby, among other things, such Party will agree to maintain all information strictly confidential and shall not disclose any information to any Affiliates not required to execute this Agreement (including its agents, employees, officers, directors, consultants, and advisors), any Governmental Authority, or any third-persons as designated by the requesting Party.
     9.4 Disclaimers. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LEGAL REQUIREMENTS TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LEGAL REQUIREMENT, RULE OR ORDER. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, TRANSFEROR EXPRESSLY DISCLAIMS AND NEGATES AS TO ALL PERSONAL PROPERTY, FIXTURES, WELLS, AND EQUIPMENT INCLUDED IN ITS ASSETS: (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (IV) ANY RIGHTS OF TRANSFEREE UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION; AND (V) ANY CLAIM BY TRANSFEREE FOR DAMAGES BECAUSE OF DEFECTS IN ANY PERSONAL PROPERTY, WELLS, FIXTURES, OR EQUIPMENT INCLUDED WITHIN SUCH ASSETS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY TRANSFEREE THAT PERSONAL PROPERTY, WELLS, FIXTURES AND EQUIPMENT INCLUDED WITHIN THE ASSETS ARE

BEING CONVEYED TO TRANSFEREE “AS IS,” “WHERE IS,” WITH ALL FAULTS, AND IN THE PRESENT CONDITION AND STATE OF REPAIR. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE TRANSFER DOCUMENTS, WITH RESPECT TO THE PEABODY OIL AND GAS INTERESTS, PEABODY MAKES NO, AND HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ITS RIGHTS TO OR OWNERSHIP OF CBM OR CMM IN OR ASSOCIATED WITH THE PEABODY OIL AND GAS INTERESTS; (B) THE QUANTITY OR QUALITY OF OIL AND GAS CONTAINED IN THE PEABODY OIL AND GAS INTERESTS; (C) ANY AND ALL GEOLOGIC, LAND OR TECHNICAL DATA AND INFORMATION PROVIDED TO CNX REGARDING THE PEABODY OIL AND GAS INTERESTS; (D) THE GEOLOGY OR OPERATIONAL CONDITIONS EXISTING OR TO BE ENCOUNTERED ON OR WITH RESPECT TO THE LANDS CONTAINING THE PEABODY OIL AND GAS INTERESTS; OR (E) PEABODY’S RIGHTS TO OBTAIN ACCESS TO OR OVER THE SURFACE OF THE LANDS CONTAINING THE PEABODY OIL AND GAS INTERESTS, TO UTILIZE THE SURFACE OF SUCH LANDS IN CONNECTION WITH OIL AND GAS ACTIVITIES OR OPERATIONS CONTEMPLATED BY THIS AGREEMENT, OR TO APPROPRIATE OR USE WATER PRODUCED IN CONNECTION WITH CBM OPERATIONS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSFER DOCUMENTS, TRANSFEROR MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS AND NEGATES, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE ASSETS.
     9.5 Pittsburgh Seam Coal Interests Permit Revisions. After the Effective Time, CNX covenants and agrees to use its reasonable best efforts to cause the CONSOL Parties to take all necessary and required actions to obtain certain Permit revisions (such revisions, collectively, the “Permit Revisions”) from the Pennsylvania Department of Environmental Protection and the West Virginia Department of Environmental Protection relating to deletion of acreage from any subsidence control plans, ventilation plans and other related Permits or authorizations with respect to the Pittsburgh Seam Coal Interests.
     9.6 Indiana Dormant Minerals Act Filings. After the date hereof, Peabody covenants and agrees that with respect to future compliance with the Indiana Dormant Minerals Act, if, prior to December 31, 2007, CNX identifies mineral interests which are subject to lapse at any time following the date hereof and prior to the date which is twenty-four (24) months from the date of the end of the Transfer Period, upon written notification by CNX, Peabody will, at Peabody’s expense, promptly and timely file a statement of claim in accordance with the requirements of the Indiana Dormant Minerals Act, and reasonably acceptable to CNX in both form and substance, to preserve such mineral interests for the benefit of CNX; provided, however, that CNX shall have no duty to notify Peabody with respect to mineral interests which are subject to lapse, which absent a filing of a statement of claim by Peabody would be a Title Defect.

ARTICLE X.
Conditions Precedent
     10.1 Conditions to CNX’s Obligations. The obligations of CNX to proceed with the Closing of the exchange contemplated by this Agreement shall be subject to the following conditions, which may be waived by CNX:
          (a) Accuracy of Representations and Warranties. The representations and warranties of Peabody in this Agreement, if qualified by a reference to materiality, are true and, if not so qualified, are true in all material respects at and as of Closing with the same effect as if made at and as of Closing, except for changes, if any, permitted or contemplated by this Agreement and except to the extent a different date is specified therein, in which case such representation and warranty if qualified by a reference to materiality shall be true and correct as of such date and, if not so qualified, shall be true and correct in all material respects as of such date.
          (b) Performance of Agreements. Peabody has performed in all material respects all obligations and agreements and has complied in all material respects with all covenants in this Agreement to be performed and complied with by it at or before Closing.
          (c) Officer’s Certificates. CNX has received a certificate executed by an executive officer of each Peabody Oil and Gas Sub and each Peabody Coal Sub, dated as of Closing, reasonably satisfactory in form and substance to CNX, certifying that the conditions specified in Sections 10.1(a) and (b) have been satisfied, as of Closing.
          (d) Legal Proceedings. There is no Legal Requirement, and no Judgment has been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which (i) enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated by this Agreement or by any Transfer Document, or (ii) requires separation or divestiture by CNX of all or any significant portion of the Peabody Assets after Closing or otherwise materially and adversely affects the operation of the Peabody Assets, and there is no Litigation pending which was commenced by any Governmental Authority seeking, or which if successful would have the effect of, any of the foregoing.
          (e) No Material Adverse Change. There has been no material adverse change in the Peabody Assets since the Effective Time.
          (f) Documents and Records. Peabody has delivered or made available to CNX all Peabody Books and Records.
          (g) Consents. Peabody has received evidence, in form and substance reasonably satisfactory to it, that all Third Party Consents (other than Post-Closing Consents and other Third Party Consents the absence of which would not have a material adverse effect on the affected Asset) have been obtained and are in effect.

          (h) Closing Documents. Peabody has executed and delivered the Closing Documents.
          (i) UMWA Clearance. CNX shall have received written confirmation in form and substance reasonably acceptable to it that the United Mine Workers of America has waived and agreed not to assert any claim or argument that a certain portion of the Pittsburgh Coal Seam Interests, as described in the letter from Consolidation Coal Company to Cecil Roberts of the UMWA dated as of May 18, 2007, constitute an operation subject to the successorship clause of Article I or the JOBS hiring obligations in Article II of the collective bargaining agreement between Consolidation Coal Company and the United Mine Workers of America (the “UMWA Contract”).
          (j) Surface Use Agreements. The Parties shall have agreed on the form of (i) a Peabody Surface Use Agreement and (ii) a CNX Surface Use Agreement.
          (k) CONSOL Closing. CNX and the CONSOL Parties shall have finalized the closing of that certain Agreement of Sale, dated June 8, 2007, by and between Consolidation Coal Company and CNX.
          (l) Peabody Guaranty. Peabody has executed and delivered the Peabody Guaranty.
     10.2 Conditions to Peabody’s Obligations. The obligations of Peabody to proceed with the Closing of the exchange contemplated by this Agreement shall be subject to the following conditions, which may be waived by Peabody:
          (a) Accuracy of Representations and Warranties. The representations and warranties of CNX in this Agreement, if qualified by a reference to materiality, are true and, if not so qualified, are true in all material respects at and as of Closing with the same effect as if made at and as of Closing, except for changes, if any, permitted or contemplated by this Agreement and except to the extent a different date is specified therein, in which case such representation and warranty if qualified by a reference to materiality shall be true and correct as of such date and, if not so qualified, shall be true and correct in all material respects as of such date.
          (b) Performance of Agreements. CNX has performed in all material respects all obligations and agreements and has complied in all material respects with all covenants in this Agreement to be performed and complied with by it at or before Closing.
          (c) Officer’s Certificate. Peabody has received a certificate executed by an executive officer of CNX, dated as of Closing, reasonably satisfactory in form and substance to Peabody, certifying that the conditions specified in Sections 10.2(a) and (b) have been satisfied, as of Closing.
          (d) Legal Proceedings. There is no Legal Requirement, and no Judgment has been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which (i) enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated by this Agreement or by any Transfer Document or (ii) requires separation or divestiture by Peabody of all or any significant portion of the CNX Assets after Closing or otherwise materially and adversely affects the operation of the CNX Assets, and there is no Litigation pending which was commenced by any Governmental Authority seeking, or which if successful would have the effect of, any of the foregoing.
          (e) No Material Adverse Change. There has been no material adverse change in the CNX Assets since the Effective Time.
          (f) Documents and Records. CNX has delivered or made available to Peabody all CNX Books and Records.
          (g) Consents. Peabody has received evidence, in form and substance reasonably satisfactory to it, that all material Third Party Consents (other than Post-Closing Consents and other Third Party Consents the absence of which would not have a material adverse effect on the affected Asset) have been obtained and are in effect.
          (h) Closing Documents. CNX has executed and delivered the Closing Documents.
          (i) UMWA Clearance. Peabody shall have received written confirmation in form and substance reasonably acceptable to it that the United Mine Workers of America has waived and agreed not to assert any claim or argument that a certain portion of the Pittsburgh Coal Seam Interests, as described in the letter from Eastern Associated Coal, LLC to Cecil Roberts of the UMWA dated as of May 17, 2007, constitute an operation subject to the successorship clause of Article I or the JOBS hiring obligations in Article II of the UMWA Contract.
          (j) Surface Use Agreements. The Parties shall have agreed on the form of (i) a Peabody Surface Use Agreement and (ii) a CNX Surface Use Agreement.
ARTICLE XI.
Termination, Effect of Termination and Specific Performance
     11.1 Termination. This Agreement may only be terminated upon the mutual written agreement of CNX and Peabody.
     11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in Sections 3.7(e), 9.3, 13.2, and 13.3. Termination of this Agreement pursuant to Section 11.1 shall not limit or impair any remedies that either Peabody or CNX may have with respect to a breach or default of the covenants, agreements or obligations hereunder occurring prior to termination.
     11.3 Specific Performance. The Parties recognize that their rights under this Agreement are unique and, accordingly, the Parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by applicable law so long as the Party seeking such relief is prepared to consummate the transactions contemplated hereby and the transactions shall be accomplished in a manner that qualifies as a like-kind exchange under Section 1031 of the Code. The Parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. The Parties waive any requirement (i) for security or the posting of any bond or other surety in connection with any temporary or permanent award or injunctive, mandatory or other equitable relief and (ii) the defense that the Party moving for such relief has an adequate remedy at law, but the Parties do not waive the requirement of such moving party to prove all other elements of any such temporary or permanent award or injunctive, mandatory or other equitable relief and all other defenses and objections of the non-moving party are preserved.
ARTICLE XII.
Indemnification
     12.1 Indemnification by Peabody. From and after Closing, each Peabody Oil and Gas Sub, and each Peabody Coal Sub, severally, and not jointly, shall indemnify and hold harmless CNX and its Affiliates, shareholders, officers, managers, employees, agents and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses, with respect to the Peabody Assets owned, leased, controlled, or claimed by such Peabody Oil and Gas Sub or Peabody Coal Sub, as applicable, arising out of or resulting from:
          (a) any representations and warranties made by it in this Agreement or in any Transfer Document not being true and accurate in all respects (determined without regard to any materiality or material adverse effect qualification contained therein), when made or at Closing (or, in the case of any representation or warranty made as of a specific date, as of such date);
          (b) any failure by it to perform in all respects any of its covenants, agreements, or obligations in this Agreement;
          (c) except to the extent constituting a CNX Assumed Liability, the ownership or operation of its Peabody Assets prior to the Effective Time;
          (d) its Peabody Excluded Assets;
          (e) its Peabody Assumed Liabilities;
          (f) the Peabody Retained Liabilities relating to its Assets;
          (g) any Asset or any claim or right or any benefit arising thereunder held by CNX for the benefit of it pursuant to Section 6.3(b); and
          (h) with respect to its Peabody Assets, except to the extent constituting a CNX Assumed Liability, any violation of any Environmental Law to the extent attributable to actions occurring or conditions existing on or prior to the Effective Time.

If, by reason of the claim of any third Person relating to any of the matters subject to such indemnification, a Lien is placed or made upon any of the properties or assets owned or leased by CNX or any other Indemnitee under this Section 12.1, in addition to any indemnity obligation under this Section, the Peabody Oil and Gas Sub or the Peabody Coal Sub, as applicable, shall furnish a bond sufficient to obtain the prompt release thereof within ten (10) days after receipt from CNX of notice thereof.
     12.2 Indemnification by CNX. From and after Closing, CNX shall indemnify and hold harmless Peabody and its Affiliates, shareholders, members, officers, employees, managers, agents and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses, with respect to the CNX Assets owned, controlled, or claimed by CNX, arising out of or resulting from:
          (a) any representations and warranties made by it in this Agreement or in any Transfer Document not being true and accurate in all respects (determined without regard to any materiality or material adverse effect qualification contained therein), when made or at Closing (or, in the case of any representation or warranty made as of a specific date, as of such date);
          (b) any failure by it to perform in all respects any of its covenants, agreements, or obligations in this Agreement;
          (c) other than with respect to Peabody Assumed Liabilities, the ownership or operation of its CNX Assets prior to the Effective Time;
          (d) its CNX Excluded Assets;
          (e) its CNX Assumed Liabilities;
          (f) the CNX Retained Liabilities relating to its Assets;
          (g) any Asset or any claim or right or any benefit arising thereunder held by Peabody for the benefit of it pursuant to Section 6.3(b); and
          (h) with respect to its CNX Assets, except to the extent constituting a Peabody Assumed Liability, any violation of any Environmental Law to the extent attributable to actions occurring or conditions existing on or prior to the Effective Time.
If, by reason of the claim of any third Person relating to any of the matters subject to such indemnification, a Lien is placed or made upon any of the properties or assets owned or leased by Peabody or any other Indemnitee under this Section 12.2, in addition to any indemnity obligation of CNX under this Section, the applicable CNX Entity shall furnish a bond sufficient to obtain the prompt release thereof within ten (10) days after receipt from Peabody of notice thereof.
     12.3 Procedure for Certain Indemnified Claims. Promptly after receipt by a Party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 12.1 or 12.2

(the “Litigation Matter”), the Indemnitee shall give written notice thereof to the Party from whom indemnification is sought pursuant hereto (the “Indemnitor”) and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor notice and keep it reasonably informed as provided herein shall not relieve the Indemnitor of its obligations hereunder, except to the extent that such failure to give notice shall prejudice any defense or claim available to the Indemnitor. The Indemnitor shall be entitled to assume the defense of any such Litigation Matter with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense. If the Indemnitor assumes the defense of any Litigation Matter, (i) it shall not settle the Litigation Matter unless the settlement shall include a full and complete release of the Indemnitee, satisfactory to the Indemnitee, of and from all liability with respect to such Litigation Matter, and (ii) it shall indemnify and hold the Indemnitee harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto. If the Indemnitor does not assume the defense of any Litigation Matter, the Indemnitee may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate and shall be entitled to indemnification in respect thereof in accordance with Section 12.1 or 12.2, as applicable. Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Litigation Matter and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
     12.4 Determination of Indemnification Amounts and Related Matters.
          (a) Neither the Peabody Oil and Gas Subs nor the Peabody Coal Subs shall have any liability under Section 12.1(a) unless, and only to the extent that, the aggregate amount of Losses otherwise subject to all of Peabody’s indemnification obligations thereunder exceeds Two Million Dollars ($2,000,000.00) (the “Minimum Damage Requirement”); provided that for purposes of this subsection, the Minimum Damage Requirement shall not apply to any Losses resulting from or arising out of (i) the failure by any Peabody Oil and Gas Sub or Peabody Coal Sub to pay any Tax to any Governmental Authority when due or any other breach of any such Peabody Oil and Gas Subs’ or Peabody Coal Subs’ representations, warranties, covenants or agreements with respect to Tax matters contained in this Agreement, and (ii) breaches of the representations and warranties in Sections 8.1 through 8.5. The maximum liability of all Peabody Oil and Gas Subs and Peabody Coal Subs, collectively, under Section 12.1(a) shall not exceed the difference, if any, between Four Million Eight Hundred Thousand Dollars ($4,800,000.00) and the sum of the CNX Environmental Defects Amount and the Excess Title Defects Amount (the “Peabody Cap”); provided that the Peabody Cap shall not apply to breaches of the representations and warranties in Sections 8.1 through 8.5.
          No CNX Entity shall have any liability under Section 12.2(a) unless, and only to the extent that, the aggregate amount of Losses otherwise subject to all CNX Entities’ indemnification obligations thereunder exceeds the Minimum Damage Requirement; provided that for purposes of this subsection, the Minimum Damage Requirement shall not apply to any Losses resulting from or arising out of (i) the failure by any CNX Entity to pay any Tax to any Governmental Authority when due or any other breach of any CNX Entities’ representations, warranties, covenants or agreements with respect to Tax matters contained in this Agreement, and (ii) breaches of the representations and warranties in Sections 7.1 through 7.5. The maximum liability of CNX in the aggregate under Section 12.2(a) shall not exceed the difference, if any, between Six Million Two Hundred Thousand Dollars ($6,200,000.00) and the sum of the Peabody Environmental Defects Amount and the Excess Title Defects Amount (the “CNX Cap”); provided that the CNX Cap shall not apply to breaches of the representations and warranties in Sections 7.1 through 7.5.
          (b) Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses under Sections 12.1 or 12.2, as applicable, shall be payable by the Indemnitor as incurred by the Indemnitee, and shall bear interest at the Prime Rate plus two percent (2%) from the date the Losses for which indemnification is sought were incurred by the Indemnitee until the date of payment of indemnification by the Indemnitor.
     12.5 Time and Manner of Certain Claims. The representations and warranties of CNX and Peabody in this Agreement and any Transfer Document delivered during the Transfer Period shall survive Closing until December 31, 2007. Notwithstanding the foregoing:
          (a) the liability of the Parties shall extend beyond December 31, 2007 with respect to any claim which has been asserted in a bona fide written notice prior to December 31, 2007 specifying in reasonable detail the facts and circumstances giving rise to such right; provided that any such liability shall expire on the first anniversary of such notice date unless the Party timely asserting such claim diligently prosecutes such claim prior to such first anniversary;
          (b) all such representations and warranties with respect to any federal, state or local Taxes and with respect to any environmental matters shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof); and
          (c) the representations and warranties of the Parties in Sections 7.1 through 7.5, and 8.1 through 8.5 shall survive Closing and shall continue in full force and effect without limitation.
     12.6 Peabody Guaranty. Peabody Investments Corp. shall guaranty, and act as surety for, the full payment of any sums due from the Peabody Coal Subs and the Peabody Oil and Gas Subs under or arising out of the indemnification provisions set forth in Section 12.1, pursuant to and in accordance with the terms of a guaranty agreement substantially in the form of Exhibit “G” attached hereto (the “Peabody Guaranty”). In the event that CNX receives written notice of the assertion or the commencement of any Litigation Matter, CNX shall comply with the notice procedures set forth in Section 12.3 and provide such notice to the applicable Peabody Coal Sub or Peabody Oil and Gas Sub; provided, that CNX simultaneously shall provide such notice to Peabody Investments Corp.
     12.7 Other Indemnification. The provisions of Sections 12.3, 12.4 and 12.5 shall be applicable to any claim for indemnification made under any other provision of this Agreement,

and all references in Sections 12.3, 12.4 and 12.5 to Sections 12.1 and 12.2 shall be deemed to be references to such other provisions of this Agreement.
     12.8 Exclusivity. Except as specifically set forth in this Agreement and except for claims against a Party for breach of any provision of this Agreement, each Party waives any rights and claims it may have against the other Parties to this Agreement, whether in law or in equity, relating to the Assets or the transactions contemplated hereby. The rights and claims waived by each Party include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After Closing, Article XII shall provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 3.2(b), 6.3, 6.4, 9.3, 13.2, and 13.3) or other claim arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the limitations of this Section 12.8 only shall apply to claims arising out of, or with respect to, this Agreement, and such limitations shall not bar any claims which either Party may have against the other arising out of, or with respect to, any of the Transfer Documents or ancillary documents related thereto.
ARTICLE XIII.
Miscellaneous Provisions
     13.1 Data and Information Review.
          (a) Subject to Section 9.3, and on the terms and conditions set forth herein, between the Closing Date and December 31, 2007, CNX shall be entitled to review regional maps of coal drill hole data showing the depths and thickness of mineable coal seams relating to the Peabody Oil and Gas Interests (collectively, the “Peabody Reviewable Data”). CNX shall submit a site-specific request (relating to the Peabody Oil and Gas Interests conveyed pursuant to the Peabody Deed) to review the Peabody Reviewable Data in writing not less than ten (10) Business Days in advance of the requested view date. Peabody shall make the Peabody Reviewable Data available to CNX at CNX’s sole cost and expense during normal business hours at Peabody’s offices in St. Louis, Missouri.
          (b) Subject to Section 9.3, and on the terms and conditions set forth herein, between the Closing Date and December 31, 2007, Peabody shall be entitled to review all geologic and other data and information relating to the Pittsburgh Seam CBM and CMM Interests, the Kentucky Coal Interests, and the Pittsburgh Seam Coal Interests that was prepared by CNX or the CONSOL Parties (collectively, the “CNX Reviewable Data”). Peabody shall submit a site-specific request to review the CNX Reviewable Data in writing not less than ten (10) Business Days in advance of the requested view date. CNX shall make the CNX Reviewable Data available to Peabody at Peabody’s sole cost and expense during normal business hours at the CNX and CONSOL Parties’ offices in Pittsburgh, Pennsylvania.

     13.2 Expenses. Except as otherwise specifically provided in Section 13.17 or elsewhere in this Agreement, each of the Parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.
     13.3 Brokers. Peabody shall indemnify and hold CNX and its Affiliates harmless from and against any and all Losses arising from any employment by Peabody or its Affiliates of, or services rendered to Peabody or its Affiliates by, any finder, broker, agency or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services. CNX shall indemnify and hold Peabody and its Affiliates harmless from and against any and all Losses arising from any employment by CNX or its Affiliates of, or services rendered to CNX or its Affiliates by, any finder, broker, agency or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.
     13.4 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party hereto, shall be deemed to constitute a waiver by the Party taking the action of compliance with any representation, warranty, covenant or agreement contained herein or in any Transfer Document. The waiver by any Party hereto of any condition or of a breach of another provision of this Agreement or any Transfer Document shall be in writing and shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any Party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.
     13.5 Notices. All notices, requests, demands, applications, services of process and other communications which are required to be or may be given under this Agreement or any Transfer Document shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, upon answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the Parties at the following addresses:

To Peabody Investments	Peabody Investments Corp.
Corp. under Section 12.6:	701 Market Street
St. Louis, Missouri 63101
ATTN: Finance Department
Fax: 314-342-7597
Phone: 314-342-3400

Copies (which shall not	Peabody Natural Gas, LLC
constitute notice)	14062 Denver West Parkway, Suite 110
Lakewood, CO 80401
ATTN: Collon C. Kennedy, Esq.
Fax: 303-271-9049
Phone: 303-271-3600

To Peabody:	Peabody Natural Gas, LLC
701 Market Street
St. Louis, Missouri 63101
ATTN: Land Department
Fax: 314-342-7597
Phone: 314-342-3400

Copies (which shall not	Peabody Natural Gas, LLC
constitute notice)	14062 Denver West Parkway, Suite 110
Lakewood, CO 80401
ATTN: Collon C. Kennedy, Esq.
Fax: 303-271-9049
Phone: 303-271-3600

To CNX:	CNX Gas Company LLC
5 Penn Center West, Suite 401
Pittsburgh, PA 15276-0102
ATTN: General Counsel’s Office
Fax: 412-200-6762
Phone: 412-200-6700

Copies (which shall not	CNX Gas Corporation
constitute notice)	5 Penn Center West, Suite 401
Pittsburgh, PA 15276-0102
ATTN: General Counsel’s Office
Fax: 412-200-6795
Phone: 412-200-6778
or to such other address as any Party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, upon confirmation of transmission received, or (iii) if mailed, upon the date of delivery as shown by the return receipt therefore.
     13.6 Entire Agreement; Prior Representations; Amendments; No Merger. This Agreement, the Exhibits and Schedules attached hereto, the Transfer Documents delivered after the date hereof to Transferee, and that certain Confidentiality Agreement dated as of November 22, 2006 between Peabody Natural Gas, LLC, and CNX Gas Company LLC, embody the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, agreements and understandings, oral or written, with respect thereto. Notwithstanding any representations which may have been made by either Party in connection with the transactions contemplated by this Agreement, each Party acknowledges that it has not relied on any representation by the other Party with respect to such transactions or the Assets except those contained in this Agreement, the Schedules or the Exhibits hereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the Party or Parties against whom any waiver, change, amendment, modification or discharge may be sought to be enforced. If there is a conflict between the terms of this Agreement and any deed delivered hereunder, the Agreement and such deed shall be construed in pari materia to determine the intent of the Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement and the provisions contained herein shall survive the Closing and shall not be merged into any deed that is delivered pursuant to this Agreement.
     13.7 Jurisdiction. Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Transfer Documents or the transactions contemplated hereby or thereby may be brought in the United States District Court for the Southern District of Indiana or any other Indiana State court sitting in Evansville, Indiana, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.
     13.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSFER DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     13.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Neither CNX nor Peabody shall assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other, which consent shall not be unreasonably withheld. For purposes of this Section, any change in control of CNX or Peabody shall not constitute an assignment by it of this Agreement.
     13.10 Headings, Exhibits and Schedules. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Reference to Exhibits and Schedules shall, unless otherwise indicated, refer to the Exhibits and Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference.
     13.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
     13.12 GOVERNING LAW. THE VALIDITY, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT AND ALL TRANSFER DOCUMENTS, UNLESS EXPRESSLY PROVIDED TO THE CONTRARY, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF INDIANA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF

CONFLICTS OF LAW OF SUCH STATE; PROVIDED, HOWEVER, THAT ANY DISPUTE THAT TOUCHES OR CONCERNS THE RIGHTS IN AN ESTATE OR INTEREST IN LAND OR MINERALS SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION IN WHICH SUCH ESTATE OR INTEREST IN LAND OR MINERALS IS LOCATED.
     13.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.
     13.14 Third Persons; Joint Ventures. This Agreement constitutes an agreement solely among the Parties hereto, and, except as otherwise provided herein, is not intended to and shall not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person other than the Parties hereto and their respective successors, or assigns, or otherwise constitute any Person a third-Person beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties hereto partners or participants in a joint venture including, but not limited to, a mining joint venture.
     13.15 Construction. This Agreement has been negotiated by CNX and Peabody and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.
     13.16 Attorneys’ Fees. If any Litigation between Peabody and CNX with respect to this Agreement, the Transfer Documents or the transactions contemplated hereby or thereby shall be resolved or adjudicated by a Judgment of any court, the Party prevailing under such Judgment shall be entitled, as part of such Judgment, to recover from the other Party its reasonable attorneys’ fees and costs and expenses of litigation.
     13.17 Risk of Loss.
          (a) Transferor shall bear the risk of any loss or damage to Transferor’s Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Effective Time.
          (b) If, prior to Closing, any material part of or interest in Transferor’s Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Transferor that it intends to condemn or take all or any of Transferor’s Assets (such event being called, in either case, a “Taking”), then (i) Transferee shall have the sole right, in the name of Transferor, if Transferee so elects, to negotiate for, claim contest and receive all damages with respect to the Taking, (ii) Transferor shall be relieved of its obligation to convey to Transferee Transferor’s Assets or interests that are the subject of the Taking, (iii) at Closing, Transferor shall assign to Transferee all of Transferor’s rights to all payments payable with respect to such Taking and shall pay to Transferee all payments previously paid to Transferor with respect to the Taking, and (iv) following Closing,

Transferor shall give Transferee such further assurances of such rights and assignment with respect to the Taking as Transferee may from time to time reasonably request.
     13.18 Tax Consequences. No Party to this Agreement makes any representation or warranty, express or implied, with respect to the tax implications of any aspect of this Agreement on any other Party to this Agreement, and all Parties expressly disclaim any such representation or warranty with respect to any tax implications arising under this Agreement. Each Party has relied solely on its own tax and legal advisors with respect to the tax implications of this Agreement.
     13.19 Commercially Reasonable Efforts. For purposes of this Agreement, “commercially reasonable efforts” shall not be deemed to require a Party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any.
     13.20 Time. Time is of the essence under this Agreement. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.
     13.21 Reserved Rights. For avoidance of doubt, none of CNX’s rights and remedies herein shall be interpreted or construed to apply to the Peabody Reserved Rights.
     13.22 Rule Against Perpetuities. If a court of competent jurisdiction shall hold that the Rule Against Perpetuities or any similar Legal Requirement applies to any transfer of an interest contemplated herein, any right to receive, and obligation to make, such transfer shall terminate on the last day of the period allowed for vesting under such Rule or other Legal Requirement, such that the transfer shall thereby be deemed valid under the Rule or Legal Requirement.
Signatures appear on the following page.

     IN WITNESS WHEREOF, CNX and Peabody have executed this Agreement as of the date first written above.

CNX GAS COMPANY LLC:

By:

Name:

Title:

PEABODY:

AMERICAN LAND HOLDINGS OF INDIANA, LLC

By:

Name:

Title:

ARCLAR COMPANY, LLC

By:

Name:

Title:

BLACK BEAUTY COAL COMPANY, LLC

By:

Name:

Title:

CENTRAL STATES COAL RESERVES OF INDIANA, LLC

By:

Name:

Title:

CENTRAL STATES COAL RESERVES OF ILLINOIS, LLC

By:

Name:

Title:

CENTRAL STATES COAL RESERVES OF KENTUCKY, LLC

By:

Name:

Title:

COAL RESERVE HOLDING LIMITED LIABILITY COMPANY #2

By:

Name:

Title:

CYPRUS CREEK LAND RESOURCES, LLC

By:

Name:

Title:

EASTERN ASSOCIATED COAL, LLC

By:

Name:

Title:

HCR HOLDINGS, LLC

By:

Name:

Title:

INDEPENDENCE MATERIAL HANDLING, LLC

By:

Name:

Title:

MARTINKA COAL COMPANY, LLC

By:

Name:

Title:

MIDWEST COAL RESERVES OF ILLINOIS, LLC

By:

Name:

Title:

MIDWEST COAL RESERVES OF INDIANA, LLC

By:

Name:

Title:

PEABODY COAL COMPANY, LLC

By:

Name:

Title:

PEABODY DEVELOPMENT COMPANY, LLC

By:

Name:

Title:

RANDOLPH LAND HOLDING COMPANY, LLC

By:

Name:

Title:

List of Exhibits and Schedules
EXHIBITS

No.	DESCRIPTION
A	Pittsburgh Seam Coal Interests
B	Kentucky Coal Interests
C 1-64	Peabody Oil and Gas Interests
D	Partial Assignment Leases
E	Form of CNX Deed
F	Form of Peabody Deed
G	Form of Peabody Guaranty

SCHEDULES

No.	DESCRIPTION
1.1a	Peabody “Knowledge” Persons
1.1b	CNX “Knowledge” Persons
1.1c	Material CNX Contracts
1.1d	Material Peabody Contracts
1.1e	CNX Third Party Consents
1.1f	Peabody Third Party Consents
1.1g	CNX Transfer Approvals
1.1h	Peabody Transfer Approvals
1.1i	Burdens on Production
3.3(a)	Allocated Values
5.2(d)	Right of First Refusal Lands
7.10(b)	Permits and Bonds for CNX Assets
7.12	Taxes Due on CNX Assets
7.16	CNX Labor Agreements and Disputes
7.19	CNX Material Liabilities
8.10(b)	Permits and Bonds for Peabody Assets
8.12	Taxes Due on Peabody Assets
8.16	Peabody Labor Agreements and Disputes
8.19	Peabody Material Liabilities